SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2006

ARGENTA SYSTEMS INC.
(Exact name of registrant as specified in Charter)

Nevada	000-32541	6-0609457
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12/F, Shanxi Zhengquan Building, Gaoxin 2nd Road
Xian, Shanxi Province, China
(Address of Principal Executive Offices)

(852) 2823-0000
(Issuer Telephone number)

132-2220 Shannon Ridge Drive
Kelowna, BC, Canada, V4T 2T6
(former address of Issuer)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

In this Form 8-K, references to “we,” “our,” “us,” “our company,” “Argenta” or the “Registrant” refer to Argenta Systems, a Nevada corporation.

Item 1.01  Entry into a Material Definitive Agreement

As reported in the Registrant’s current report on Form 8-K filed on August 31, 2006, and as more fully described below in Item 1.02, on August 25, 2006, Argenta Systems, Inc., a Nevada corporation (the “Registrant” or “Argenta”) entered into an Agreement and Plan of Share Exchange (“Exchange Agreement”) with certain significant stockholders of Argenta (collectively, the “Argenta Shareholders”), Shiming (Cayman) Ltd., a limited liability company incorporated under the laws of the Cayman Islands (the “Operating Company”), and each of the shareholders of the Operating Company (“Operating Company Shareholders”). We are a designer, developer and manufacturer of liquid crystal display (or LCD) products such as computer monitors and televisions. The closing of the share exchange transaction under the Exchange Agreement (the “Closing”) occurred on November 10, 2006 (the “Closing Date”).

On the Closing Date of the Exchange Agreement, we acquired the Operating Company by issuing 57,666,834 shares of our common stock (the “Argenta Shares”) to the Operating Company Shareholders and consultants, and in exchange, the Operating Company Shareholders assigned 100% of the outstanding common stock of the Operating Company to Argenta. As a result of the transactions contemplated under the Exchange Agreement, (1) we acquired the business and operations of the Operating Company, and as a result our principal business activities now consist of the business of the Operating Company, and (2) the Operating Company Shareholders now hold approximately 83.5% of our issued and outstanding stock. A copy of the Exchange Agreement is included as Exhibit 2.1 to our current report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2006.

The Operating Company owns 100% of Shiming (Xi’an) Enterprise Management & Consulting Co., Ltd. (“Shiming Management”), which is a wholly foreign owned enterprise under the laws of the Peoples’ Republic of China (“PRC”). Shiming Management operates, controls and beneficially owns the LCD business in China through a series of contractual arrangements with Shiming Technology Science & Technology Joint Stock Co., Ltd. (“Shiming Technology”), a joint stock limited liability company formed under the laws of the PRC. Shiming Technology and Shiming Cayman together own 100% of Shenzhen Seathan Technology Co., Ltd. (“Seathan Technology”), which designs and produces LCD products. These contractual arrangements include a Consulting Agreement and an Operating Agreement. Through these contractual arrangements, the Shiming Management has the right to advise, consult, manage and operate Shiming Technology, and collect and own all of its net profits. In addition, the Shiming Management, Shiming Technology and the Shiming Technology shareholders have entered into a series of agreements under which voting control over the outstanding shares of Shiming Technology will be vested in Shiming Management and the board of directors of the Shiming Management, including a Proxy and Voting Agreement (“Proxy Agreement”) and a Voting Trust and Escrow Agreement (“Voting Trust and Escrow Agreement”). In order to further reinforce the rights of Shiming Management to control and operate Shiming Technology, Shiming Technology and the Shiming Technology shareholders have granted Shiming Management the exclusive right and option to acquire all of the shares of Shiming Technology, or alternatively, all of the assets of Shiming Technology (“Option Agreement”). Further, the Shiming Technology shareholders have pledged all right title and interest in their shares of Shiming Technology to Shiming Management under an equity pledge agreement (the “Equity Pledge Agreement”). Collectively, the Consulting Agreement, Operating Agreement, Option Agreement, Equity Pledge Agreement, and Proxy Agreement are referred to herein as the “Restructuring Agreements,” copies of which are included with this current report on Form 8-K as Exhibits 10.1, 10.2, 10.3, 10.4, and 10.5, respectively.

Argenta is presently authorized under its Articles of Incorporation to issue up to 175,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this Report, after giving effect to the share exchange transaction under the Exchange Agreement, Argenta has 66,666,834 shares of its common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

Item 2.01  Completion of Acquisition or Disposition of Assets

On the Closing Date of November 10, 2006, we consummated the share exchange transaction under the Exchange Agreement, referenced in Item 1.01 of this Form 8-K. On the Closing Date, Argenta acquired the business and operations of the Operating Company and Shiming Management, and Argenta’s principal business activities now consist of the business of the Operating Company and Shiming Management.

The parties’ completion of the transactions contemplated under the Exchange Agreement was subject to the satisfaction of certain contingencies including execution and delivery of an escrow agreement in connection with the share exchange. All of these contingencies were satisfied prior to the Closing Date. Our directors, the directors of the Operating Company, our stockholders, and the shareholders of the Operating Company have each approved the Exchange Agreement and the transactions contemplated thereunder.

BUSINESS

Overview

We are a consumer electronics company, with a particular focus on the development and manufacture of competitively-priced liquid crystal display (LCD) products, including high-definition TVs (HDTV) and computer monitors. Our manufacturing plant is located in the Changxin High and New Technology Industrial Garden in Shenzhen, China. For several years we have been involved in the research and development of consumer electronics products and technologies such as LCD, plasma displays, and household electronics.

We were originally formed in 1999 as Shaanxi Shiming Science & Technology Joint Stock Company Ltd., under the laws of the PRC. In 2004, we formed the Operating Company as a parent holding corporation by the name of Shiming (Cayman) Ltd., a limited liability company incorporated under the laws of the Cayman Islands, which currently owns 100% of the outstanding capital stock of Shimnig Management, which operates, controls and beneficially owns Shiming Technology. In November 2006, pursuant to the Exchange Agreement, the Operating Company became the wholly owned subsidiary of Argenta Systems, Inc.

Market Opportunity

Our Industry.    The worldwide conversion of media content from analog to digital is a primary growth driver in the television market. This conversion is being mandated in the United States, Europe, and Asia. Similar to other countries, the Chinese government has set a target date of 2015 for conversion of all television transmissions to digital format. Declining per-unit production costs have made HDTV more accessible to more consumers. In addition, improved technology and has heightened the demand for digital devices.

According to China Engineering Group and China Investment Consultants, 35.5 million color TV were sold in China in 2005, including 1.3 million LCD HDTVs, representing about 3.6% of all TVs sold. Industry analysts project that by 2010, Chinese consumers will purchase 41 million TVs per year, and half of them will employ LCD technology. It is also projected that the LCD HDTV segment in China will increase from approximately 1.3 million units in 2005 to 20 million units in 2010, representing a projected annual growth rate of well over 50%. In terms of sales, the LCD HDTV market in China is expected to reach a total market size of USD $30 billion by 2010.

Within the home electronics market, consumers are increasingly demanding larger and higher-resolution video screens for home entertainment purposes. Factors that differentiate products in this market include picture quality, resolution, contrast ratio, and pixel fill factor. We believe consumers are willing to spend more for a higher quality entertainment experience in their homes. We also believe consumers will continue to seek better quality products for their television, video, Internet, and other digital entertainment needs.

According to market research from China Internet Statistics and Development Report conducted by China National Network of Internet Center (CNNIC), in 1997, there were 620,000 Internet users in China. By June 30, 2005, the number of internet users in China grew to 103 million. From 2005 to 2006, in just one year, the number of Chinese internet users grew by another 20 million, or 19.4%, to a total of 123 million. Since internet usage, particularly broadband, is increasingly viewed as another form of home entertainment, and internet users tend to be relatively affluent and technology-savvy, we believe internet usage is highly correlated with increased demand for PCs and computer peripherals including LCD displays.

Our Strategic Advantages

•
Cost. We have access to quality technical and engineering personnel, as well as access to skilled labor, at a lower cost than our competitors. We also maintain a low cost high capacity manufacturing facility in Shenzhen. These advantages permit us to produce quality products at a lower cost than our multi-national competitors, and maintain profitability.

•
Centralized sourcing. We source the majority of our parts and components from top suppliers in mainland China, rather than relying extensively upon foreign suppliers. As a result, we are able to effectively manage our supply sources, with lower risk of delay and disruption.

•	Manufacturing capability. We have our own manufacturing capacity, which allows us to control the volume of production and quickly adapt to market demand.

•	Tax advantages. We are located in a special economic zone in Shenzhen, which allows us to benefit from favorable tax policies instituted by the Chinese government.

•
Exemption from Duties. As a manufacturer in Shenzhen, we currently pay no tariffs for any of our imported LCD parts. Insofar as our competitors are located other cities where there is no such incentive policy, we derive a competitive advantage.

•
Proximity to Chinese Market. As a manufacturer based in China, and our status as a domestic producer, we have access to a potentially vast, expanding market consisting of middle class households in China.

•
Access to Marketing Channels. As a domestic producer in China based in Shenzhen, we believe we have an advantage in dealing with domestic distributors, retailers, and marketing channels within China, having our production facilities in close proximity to China’s national import and distribution center for electronic products. We consider our location in Shenzhen to be a significant advantage in both of our purchasing of parts and the sale of our products.

Our Strategy

We plan to expand our business and increase sales and profitability by:

•	Gaining access to marketing channels within the PRC through strategic relationships with dealers and distributors;

•	Continuing to develop a direct sale marketing channel in Shenzhen;

•	Developing OEM relationships for opportunities to integrate our LCD products into a wider range of consumer electronics;

•	Developing new products to replace existing ones within 18 months or less, and to continue to offer products that are comparable to the state of the art;

•	Making significant technological improvements to our products that are customized to our target market; and

•	Entering into strategic relationships with partners and developers.

Overview of High-Definition TV Technologies

Currently, there are several leading technologies available for HDTVs, each having its own advantages and disadvantages. The direct-view technologies are CRT, plasma, and LCD based panels. The rear projection technologies are digital light processing (DLP), high temperature polysilicon (HTPS), and liquid crystal on silicon (LCoS).

CRT. Traditional cathode ray tube (CRT) displays utilize a vacuum tube in which images are produced by scanning an electron beam horizontally and vertically across a layer of phosphors inside the picture tube. When “excited” by the passing electron beam, the phosphor pattern will “glow” temporarily through an aperture grille or mask, producing individual pixels. CRT HDTVs have a wide viewing angle and fast video-response performance, however, they are generally not as bright as other types of displays, and CRT based equipment tends to be very bulky (at least 2 feet deep for a 40” screen) and heavy (averaging 300 pounds for a 40” screen). According to a May 2004 technology white paper released by Dell Computer, CRT technology is gradually being replaced by flat-panel monitors for PCs, and CRT-based HDTVs are being replaced by thinner and more compact HDTVs.

Plasma. Plasma displays possess some of the performance advantages of CRTs, but can be produced in thinner and more compact devices. Plasma technology is a direct-view display that enables the production large flat-panel televisions measuring less than six inches deep. Plasma technology utilizes tiny cells containing a mixture of gases, to form subpixels. When current is applied across these cells, the gas within them is ionized into plasma, and the plasma begins emitting photons. Like a CRT, the photons excite a phosphor layer on the inside surface of the display screen, producing visible pixels at the cell location. Unlike CRTs, however, the pixel intensity cannot be directly regulated. Instead, each cell is switched on and off rapidly and varying frequencies to create a color intensity that can be seem by the viewer. Plasma HDTVs are more expensive than other technologies, but its proponents claim that plasma renders better video-response times and better color performance than other technologies. However, plasma has many drawbacks widely recognized in the industry. First, plasma has a shorter life than LCD or CRT displays. The color performance of plasma displays may degrade over time. Also, like CRTs that utilize phosphors, static images displayed on the screen for a long time can leave a faint image “burned in” onto the screen, and this damage can be permanent. Plasma displays also have high energy consumption and general more excess heat than other technologies. Finally, the resolution in plasma displays tends to be more limited than in LCDs due to the minimum size in which plasma cells can be manufactured. As a result, plasma displays tend to be limited to a range of 37 inches to 55 inches.

DLP. Digital light processing (DLP) involves a technology developed by Texas Instruments, using digital micromirrors. DLP technology is used in both front and rear projection televisions. DLP technology uses a digital micromirror device that contains a rectangular array of hinge-mounted individually movable microscopic mirrors, one for each pixel. The mirrors on a DLP chip can either tilt toward the light, creating a pixel of light, or swing away from the light, creating a dark pixel. Most displays are made using a single DLP chip. In order to generate a color image on a one-chip television, the light passes through a spinning color wheel containing cyan, magenta, and yellow filters. The color shade of each pixel is controlled though a dithering technique that varies the amount of time each micromirror reflects light to the screen, which enables a one-chip DLP television to display 16.7 million different colors. In a three-chip design, rather than using a color wheel, white light is divided into three colors through a prism, and each beam is focused onto each pixel to form a unique color. DLP technology is known for producing very high contrast images. However, DLPs are relatively expensive to manufacture, especially for larger devices with higher resolutions, and the manufacturing facilities involve major capital investments. DLP HDTVs also have image quality issues, particularly related to contrast ratio, unwanted video artifacts, and color distortion. Since DLPs use physical micromirrors that rely on a mechanical hinging motion, they are prone to malfunction - one or more micromirrors can become stuck, either on or off, resulting in a single pixel remaining fixed on the screen. Because of the color wheel, images on a DLP television may tend to have a distracting “rainbow” effect resulting from the shifting rainbow of colors.

HTPS. High-temperature polysilicon (HTPS) displays use a transmissive technology and are currently available from only two large manufacturers in Japan. HTPS displays sandwich liquid crystal material between two layers of quartz high-temperature glass. To produce images, light passes from a projection lamp into a color management and display system. HTPS displays require special optical equipment that is large and expensive. HTPS, which have limited availability because they are produced only in Japan, also suffers from a low pixel fill factor that produces an undesirable “screen door” effect on images displayed to the viewer.

LCoS. Liquid crystal on silicone (LCoS) is a hybrid between DLP and LCD technologies; it differs from LCD in that LCoS relies upon the reflection of light, rather than the passage of light through an LCD screen, to produce images. LCoS creates pixels by covering a reflective silicon chip with crystal material arranged in a grid pattern. Like DLP, the surface of an LCoS chip acts as a mirror to reflect light onto the inside of the display. Like direct-view LCD displays, discussed below, the orientation of crystal on the LCoS chip is controlled by applying current to the chip, thus controlling the amount of light that is reflected from the chip’s surface at each pixel location. The reflected light is then magnified and focused on the inside surface of the display panel to form an image. LCoS has certain advantages including a thin compact form factor, high resolution, a high pixel fill factor, and smoother pixels than DLP (resulting in more natural looking images). In addition, LCoS displays avoid the undesirable rainbow effects and mechanical malfunctions associated with DLP, will not “burn in,” and don’t create a “screen door” effect. However, LCoS is still a relatively new technology, which is expensive and difficult to obtain.

LCD. Liquid crystal display (LCD) technology, sometimes referred to as thin-film transistor liquid crystal displays (TFT-LCD) allows thin and light form factors and high definition resolution at more affordable prices than plasma. LCD displays also have a longer life than plasma, and do not suffer from “burn in.” In addition, LCD technology avoids the undesirable “screen door” effects and mechanical micromirror failures associated with other technologies. LCD displays produce images by casting light, generated by one or more fluorescent bulbs or “back lights,” through a matrix of thin film transistors that supply voltage to liquid crystal filled cells sandwiched between polarized glass sheets. When hit with an electrical charge, the crystals change their shape and modulate light generated by the back lights, reproducing colors by attenuating particular wavelengths from the spectrum of white light until the correct color is produced. LCD displays are known for high brightness, contrast and resolution, especially for screen sizes from 17” to 40”. LCD technology provides excellent picture quality, a very thin form factor, rapid response times, extreme brightness, and exhibit superior bright room viewing properties. A drawback of LCD technology is that it traditionally has had a slower video-response time than other display technologies. LCD video-response times have been steadily improving, however, in the latest screen designs due to continuing advances in liquid crystal materials and associated control schemes. Industry analysts indicate that LCD HDTVs have already overtaken plasma HDTVs at screen sizes of 37 inches or less. We believe LCD technology will increasingly dominate the product category of HDTVs, and will eventually outsell plasma displays at screen sizes of over 40 inches within the next several years. Accordingly, we still produce plasma displays, but our focus continues to be on increasing production and sales of our LCD-based products.

Our Products

Computer Monitors and HDTVs. We offer a variety of LCD television sets ranging in sizes from 17 inches to 40 inches. We manufacture and sell computer monitors that come in 17 inch and 19 inch sizes. In addition, we offer miniature television sets with screen sizes from 7 to 8 inches. Our plasma-based HDTVs range in size from 42 inches to 63 inches. All of our LCD products include displays based on sixth-generation TFT-LCD technology, which is the state of the art in LCD displays. In recent years, major advances in resolution ratio and light intensity have been made, enhancing the overall performance of LCD displays relative to other technologies. We source components from a variety of foreign and domestic suppliers located in Taiwan, Shenzhen, Shanghai and Beijing, including the display component, processing chassis and other parts.

We currently produce the following televisions and monitors:

Type	Sizes

LCD Monitors	17 inch; 19 inch

LCD TVs	17 inch; 19 inch; 20 inch; 27 inch; 32 inch; 40 inch

Plasma TVs	42 inch; 46 inch; 50 inch; 63 inch

LCD Displays for Vehicles. We work with a number of vehicle manufacturers to produce integrated LCD displays. For smaller passenger vehicles, we manufacture displays ranging is size from 7 to 8 inches. These displays are designed to receive broadcast TV programming and real-time traffic information via satellite. For larger vehicles including buses and trains, we manufacture 15 inch and 17 inch displays. Our larger displays are designed to receive advertisements and entertainment programming. Shiming sells its LCD displays to vehicle manufacturers through LCD distributors.

Manufacturing

Our products are manufactured at our facilities in Shenzhen. We began producing and testing LCD products in the first quarter of 2006. Prior to this, we produced enterprise servers (SIPS/9000 series) for the Chinese market. In 2005, our management made a strategic decision to begin phasing out our server manufacturing business, in order to pursue the production of more profitable LCD products. By the third quarter of 2006, we expect that all of our production capacity will be principally devoted to the production of LCD products.

Suppliers

We obtain the LCD panels for our LCD products from Shenzhen Jiguan Enterprise Ltd., and Blue and Gold Ventures LLC. We obtain the electronic components and subassemblies for our LCD products from Shehzhen Zhonglian Shuyuan electrical Products Co., Ltd. We obtain silicon wafers from Youlian Caixin Technology Co., Ltd., , and video processing integrated circuits from Fushan Hongli electrical Products Co., Ltd., screens from Zhuhai Yanyu Digital Technoloy; lamps from Shenzhen Xinricheng Technology Co., Ltd., and printed circuit board assemblies and remote controls from various Asian suppliers.

Our strategy is to procure all of our parts and supplies from a limited number of suppliers, usually one or two for each type or category of part or supply item. Centralized purchasing allows us to exert the maximum amount of volume purchasing power and to negotiate the largest discounts per unit purchased. We have no long term agreements with our suppliers, and purchase parts and supplies on a purchase order basis. Management recognizes that this strategy also carries with it the potential disadvantages and risks of shortages and supply interruptions. We believe our suppliers are willing to continue to give us favorable pricing in order to secure our loyalty as purchasers or parts and supplies in the long term. Our suppliers generally are meeting our supply requirements, and we believe our relationships with our suppliers are stable.

Our Customers

Our LCD products target end users who own and operate personal computers, as well as buyers of home entertainment products. We believe that users in this market generally speaking, are younger, affluent consumers and professionals, who value and demand products with the latest technology. We also believe purchasers of LCD TVs in China are generally younger more affluent households, especially newly married couples, who are willing to pay more for a high quality, technologically advanced home entertainment products.

We believe there are three types of consumers in the consumer electronics market in China: the price-driven consumer (who shops for the lowest price), the high-end consumer (who focuses primarily on acquiring the latest technology), and the value consumer (who seeks a combination of affordability and function, but will pay more for certain advanced features). Our current focus is on the value consumer, who may want the features and technology offered by multi-national brands, but will choose our brand because of its attractive price.

We sell our products to a number of distributors and resellers, including the following:

Taiwan Ji Sen Enterprise Co., Ltd.
Taiwan Qian Teng Co., Ltd.
Xi’an Yusheng Electrical Products Co., Ltd.
Shenzhen Kelanbo International Trade Co., Ltd.
Zhongdian Electronic Co., Ltd.

For the year ended December 31, 2005, our gross revenue was $12.3 million, however, this revenue was principally derived from the sale of enterprise servers, including revenue from services relating to the server business.

In the six month period ending June 30, 2006, our gross revenue was $3.3 million. During this period, substantially all of this revenue was derived from the sale of LCD products, and less than 40% was derived from the sale of enterprise servers or related services. In the six month period ending June 30, 2006, sales to Xi’an Yusheng Electrical Products Co., Ltd., Shenzhen Kelanbo International Trade Co., Ltd., Ji Sen Enterprise Co., Ltd., and Qianteng Enterprise Co., Ltd., accounted for approximately 56%, 23%, 11% and 5% respectively, of our revenue.

During the year ending December 31, 2005, as well as the six month period ending June 30, 2006, no single customer accounted for more than 10% of our revenue for those periods.

For our LCD products for vehicles, our technical staff works with our OEM customers in the development stage to identify potential improvements to the design of the customer’s product in tandem with the customer’s efforts. We help our OEM customers incorporate our displays into their products, thereby reducing the time required to bring their products to market. By providing such support, we help our OEM customers through their design process and achieve cost-effective and manufacturable designs, which can be effectively mass produced.

Sales and Marketing

We believe we are currently one of the leading China-based suppliers of LCD products in the Greater China market. We believe our market position is due largely to the combination of low cost and quality that we offer in our products. However, we believe our sales and marketing channels are still premature and underdeveloped, and that we may potentially increase sales dramatically by launching an effective sales and marketing strategy. As a part of our strategy, we plan to increase market awareness, demand, and acceptance of our products by attending and exhibiting at industry conferences and expositions, and implementing publicity campaigns through print, television and online advertising. We also aim to secure positive product reviews in the media.

We also plan to promote our products as an international brand in markets other than Greater China. We intend to target distributors in Hong Kong and North America, who have access to leading home and automotive electronics retailers.

We are marketing our LCD products to various distributors for sale to their customers. These customers include high-end audio/video manufacturers, as well as distributors of high-end consumer electronics products and consumer electronics retailers. Our sales and marketing strategy is designed to enable consumer electronics resellers and consumer retail stores to address the premium portion of the LCD market. We initially plan to strengthen our market share with respect to our LCD products in China. We expect to capitalize on opportunities in the North American market through strategic alliances.

We market our LCD displays directly to OEMs and through distributors. We work with our OEMs to integrate our LCD products into manufactured vehicles.

Competition

We face competition from a number of well recognized international consumer electronics companies such as JVC, LG Electronics, Panasonic, Philips, Samsung, Sharp, Sony, Thompson, and Toshiba, many of whom are operating in China. We estimate that Samsung and LG currently have a 20% share of the total international market for TFT-LCD displays. In addition, BOE, one of the leading Chinese LCD manufacturers, has an estimated 3% share of the total international market. All of these companies have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than we have, which results in competitive advantages over us.

For LCD displays used in automotive and other consumer electronic devices, we believe that Texas Instruments, JVC, Hitachi, Aurora Systems, SpatiaLight, Epson, and Sony constitute our principal competitors.

Although we believe that the Chinese government strongly supports the development of technology firms such as ours, we face challenges brought by foreign competitors eager to enter the Chinese market. Many of these foreign firms, particularly from Japan and Korea, have mature well-developed research and development capabilities, and currently our access to leading international research and development talent is limited. Accordingly, in the short to medium term we seek to exploit our presently held advantages, until we are able to ramp up our R&D capabilities.

We face intense competition from other LCD product manufacturers, however, we believe we have competitive advantages resulting from our close relationships with leading producers of upstream components manufacturers in China, low labor and production costs, high volume manufacturing capabilities, and pro-development government policies resulting in low taxes and duties. We believe these advantages permit us to offer technologically comparable products at prices that are 30% lower than our competitors, while maintaining higher profits per unit sold.

Product Pricing

Our products are generally priced dramatically below our foreign competitors for comparable products, and we also believe we offer a cost advantage relative to our domestic peer producers. For instance, in October 2006, we positioned our SHIMING model S320T2 LCD TV for sale at an average cost per unit of USD $1,015 on a retail basis. The table below indicates competing products which we believe offer a similar set of product features. While our product does not compete based upon superior technology or quality, we believe our customers would view our product as a substitute for the competing products below.

	Manufacturer	Name of Product	Retail Price USD$	Percentage higher than Shiming (%)

Foreign Brands:	JVC	TC 32LX50D	$1,563	53.9
	Sony	KLV 32A10	$2,000	97.0
	Sharp	LCD 32GA6	$1,630	60.6
	Phillips	32PF9531	$1,750	72.0
	Toshiba	32WL48C	$2,075	104.0
	LG	30L210	$2,812	177.0

Domestic Brands:	Hi’er	L32A9 AK	$1,200	18.5
	Kangjia	TM3008	$1,624	60.0
	Changhhong	CHD W320C6L	$1,124	10.7
	Hensine	TLM3288H	$1,249	23.0

Research and Development

Our research and development programs focus on advancing technology, developing design and manufacturing processes, and expanding our technology to serve new markets. We conduct the following research and development activities:

•	ASIC design to combine and enhance functionality, reduce cost, and improve picture quality.

•	Testing and incorporation of new liquid crystal solutions, in an effort to improve picture quality, cost, and manufacturability.

•	Printed circuit board design.

•	LCD product testing and development programs.

Intellectual Property

We rely on a variety of intellectual property methods, including patents, trade secrets, trademarks, confidentiality agreements, licensing agreements, and other forms of contractual provisions, to protect and advance our intellectual property. We have filed a trademark application at the patent and trademark office of the Chinese government with regard to the “Shiming” brand name, and expect to complete the registration by the end of 2006. “Shiming” is the trademark we use for all of our LCD products.

Government Regulation

Our operations are subject to certain local regulatory requirements relating to environmental, waste management, health, and safety matters. There can be no assurance that material costs and liabilities will not arise from complying with these or from new, modified, or more stringent requirements. In addition, our past, current, or future operations may give rise to claims of exposure by employees or the public or to other claims or liabilities relating to environmental, waste management, or health and safety concerns.

Backlog

We had no significant backlog of orders at the end of either of our last two fiscal years. Backlog consists of orders for which purchase orders have been received and which are scheduled for shipment within six months.

Corporate Structure and History

We were incorporated under the name “XIT Solutions.com, Inc.” under the laws of the State of Nevada on June 1, 1999 as a development stage company. On June 20, 2002, we were renamed “Argenta Systems, Inc.,” a Nevada corporation.

Shiming (Cayman) Co., Ltd., a Cayman Islands Exempted Company (“Operating Company”), became our wholly-owned subsidiary effective November 10, 2006. We entered into an Agreement and Plan of Share Exchange dated August 25, 2006 (“Exchange Agreement”) by and among certain of our significant shareholders, the Operating Company, and the Operating Company Shareholders. Under the Exchange Agreement, we issued shares of our common stock (the “Company Shares”) to the Operating Company Shareholders in exchange for 100% of the common stock of the Operating Company. As a result of this transaction, the Operating Company Shareholders obtained shares comprising 83.5% of our issued and outstanding common stock, the Operating Company became our wholly-owned subsidiary, and our principal business now consists of the business of the Operating Company.

The Operating Company owns 100% of Shiming (Xi’an) Enterprise Management & Consulting Co., Ltd. (“Shiming Management”), which is a wholly foreign owned enterprise under the laws of the Peoples’ Republic of China (“PRC”). Shiming Management effectively operates, controls and beneficially owns the LCD business in China through a series of contractual arrangements (discussed in Item 1.01 above in this current report) with Shiming Technology Science & Technology Joint Stock Co., Ltd. (“Shiming Technology”), a joint stock limited liability company formed under the laws of the PRC. Shiming Technology owns 70%, and Shiming Cayman owns 30%, of the capital stock of Shenzhen Seathan Technology Co., Ltd. (“Seathan Technology”), a PRC corporation which designs and produces LCD products.

Risks Affecting Our Business

We are subject to a number of risks, as discussed in the section titled “Risk Factors.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize consolidated financial data regarding the business of the Registrant and should be read together with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and the consolidated pro forma financial statements of the Registrant and the related notes included in Item 9.01 of this current report on Form 8-K. The summary consolidated financial information as of June 30, 2006 and for the years ended December 31, 2005, 2004 and 2003 have been derived from our unaudited pro forma consolidated financial statements.

	Predecessor Entities (dollars in thousands)
	Twelve Months Ended December 31,			Six Months Ended June 30,

	2005	2004	2003	2006	2005
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Income statement data:
Revenue (net)	8,917	11,285	3,739	3,342	6,921
Cost of Goods Sold	3,432	2,701	2,936	706	1,916
Gross Margin	5,485	8,584	803	2,636	5,005

Operating Expenses	3,071	4,541	644	967	1,200
Operating Income	2,414	4,043	159	1,669	3,805
Interest Expenses	12	12	11	6	6
Interest Income	3	2	—	2	1
Other Income	201	61	52	251	69
Pretax Income	2,606	4,094	200	1,916	3,869

Income Taxes	—	—	—	—	—
Net Income (Loss)	2,606	4,094	200	1,916	3,869

Net Income (Loss)	2,606	4,094	200	1,916	3,869
Income Taxes	—	—	—	—	—
Interest Income	3	2	—	2	1
Interest Expenses	12	12	11	6	6
Other Income	201	61	52	251	69
Depreciation & Amortization	1,438	1,382	491	719	816
Non-Recurring Expenses	—	—	—	—	—
Normalized EBITDA (1)	4,056	5,488	702	2,641	4,691

(1) EBITDA is calculated for any period as the sum of net income or loss, plus net interest expense, income tax and depreciation and amortization expense.

(dollars in thousands)	At Closing
Pro Forma Argenta Systems, Inc. (unaudited)
Balance sheet data:
Cash & Equivalents	482
Inventories	—
Other Current Assets (receivables and deposits)	17,850
Property, Plant & Equipment (net)	3,296
Other non-current assets	5,233
Total Assets	26,861

Current Liabilities	972
Long-term debts	166
Other non-current liabilities	—
Total Liabilities	1,138

Stockholders’ Equity	25,723
Total Liabilities & Shareholders Equity	26,861

Footnotes

The transaction contemplated on November 10, 2006 under the Exchange Agreement (“Exchange Transaction”) is deemed to be a reverse acquisition, where Argenta (the legal acquirer) is considered the accounting acquiree and Shiming (Cayman) Co. Ltd. (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of Shiming (Cayman) Co. Ltd., with the assets and liabilities, and revenues and expenses, of Argenta being included effective from the date of consummation of the Exchange Transaction. Argenta is deemed to be a continuation of the business of the Operating Company.

The unaudited pro forma combined balance sheet as of June 30, 2006 is prepared based on the unaudited historical balance sheets of Argenta and Shiming Cayman Co. Ltd., respectively, as of June 30, 2006, and include adjustments which give effect to the Exchange Transaction and are computed assuming the transaction was consummated on June 30, 2006.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We face intense competition in our industry, and our competitors may be better positioned to capitalize on growing consumer demand in our geographic area.

The consumer electronics industry is rapidly evolving and intensely competitive. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. In addition, some of our competitors have and may continue to offer a larger product line and carry a larger inventory than we do. We expect that competition will further intensify in the future.

We believe that the primary competitive factors in our industry include brand recognition, price, product selection, product availability and aftermarket customer service. We compete not only for customers, but also for retail shelf space and distribution channels. Some of our competitors could enter into exclusive distribution arrangements with major distributors forcing us to devote greater resources to marketing and promotional campaigns.

We derive substantially all of our revenue from sales of LCD HDTVs and computer monitors, and any decline in demand for these products could severely harm our ability to generate revenue.

We derive substantially all of our revenue from LCD HDTVs and computer monitors. As a result, we are particularly vulnerable to fluctuations in demand for these products, whether as a result of market demand, competition, product obsolescence, technological change, budget constraints of potential customers, or other factors. If our revenue derived from these products were to decline significantly, our business and operating results would be adversely affected.

We will be required to attain and maintain profitability through a combination of increased revenue or lower expenses or to raise additional funds.

To support our operations, we will be required to attain and maintain profitability through a combination of increased revenue or lower expenses or to raise additional funds. There can be no assurance that we will be able to become profitable or to raise additional funds on satisfactory terms. We had approximately $0.6 million in cash at December 31, 2005.

To remain competitive, we must fund our receivables and inventory and continue to make significant investments in product design and development, marketing, research and development, equipment, and facilities. As a result of the costs and expenses related to these expenditures, our failure to increase sufficiently our net sales to offset these costs and expenses would adversely affect our operating results. Rapid sales increases are also requiring substantial increases in working capital to fund our inventory and receivables.

We will need to obtain additional equity or debt financing to provide the funds required to expand our business. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing stockholders.

We operating in a highly capital intensive industry, and our growth and operating results could be impaired if we are unable to meet our future capital needs.

We may need to raise additional capital in the future to:

•	effectively pursue our sales and marketing strategy;
•	fund our research and development programs to develop new products;
•	hire quality engineering talent;
•	finance acquisitions; or
•	expand our manufacturing capacity.

If we raise additional funds by issuing additional equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of our common stock. We currently do not have any commitments for financing. We cannot be certain that financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.

Our revenue depends on sales by various retailers and distributors.

Our revenue depends on our sales through various national consumer electronics retailers in China, such as Xi’an Yusheng Electrical Products Co., Ltd, Shenzhen Kelanbo International Trade Co., Ltd., Ji Sen Enterprise Co., Ltd, and Qianteng Enterprise Co., Ltd.

These sales channels involve a number of special risks, including the following:

•	our ability to secure and maintain favorable relationships with retailers and distributors;
•	our lack of control over the timing of delivery of our products to end-users;
•	our retailers and distributors are not subject to minimum sales requirements or any obligation to market our products to their customers;
•	our retailers and distributors may terminate their relationships with us at any time; and
•	our retailers and distributors market and distribute competing products.

Competing companies and technologies could reduce the demand for our products.

We compete with a number of the world’s leading electronics manufacturers, including JVC, LG Electronics, Panasonic, Phillips, Samsung, Sharp, Sony, Thompson, and Toshiba. We also compete with national manufacturers within China such as Hi’er, Kangjia, Changhhong and Hensine. Each of these and certain of our other competitors has greater financial, technical, sales, marketing, and other resources than we possess. Our competitors could introduce products with superior features and functionality at lower prices than our products, and could also bundle existing or new products with other more established products in order to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with other competitors. Finally, we may face additional sources of competition in the future because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies in the consumer electronics industry. Any of the foregoing effects could cause our revenues to decline, which would harm our financial position and results of operations.

We rely on a limited number of domestic parts suppliers for our parts, and any interruptions of these arrangements could disrupt our ability to fill customer orders.

We purchase components for our products from principally mainland Chinese suppliers, and often we rely upon a sole supplier for certain types of parts or components. The loss of our relationship with a sole supplier, or the suppliers inability to furnish parts to us as anticipated in terms of cost, quality, and timeliness could adversely affect our ability to fill customer orders in accordance with required delivery, quality, and performance requirements. If this were to occur, the resulting decline in revenue and revenue potential would harm our business.

Our suppliers must maintain satisfactory delivery schedules and their inability to do so could increase our costs, disrupt our manufacturing process, and result in our inability to deliver our products, which would adversely affect our results of operations.

Our suppliers must maintain high levels of productivity and satisfactory delivery schedules. We do not have long-term arrangements with any of our suppliers that guarantee production capacity, prices, lead times, or delivery schedules. Our suppliers may supply many other customers, a number of which have greater production requirements than we do. As a result, our suppliers could determine to prioritize production capacity for other customers or reduce or eliminate services for us on short notice. Any such problems could result in our inability to deliver our products in a timely manner and adversely affect our operating results.

Shortages of components and materials may delay or reduce our sales and increase our costs.

Our inability or the inability of our suppliers to obtain sufficient quantities of components and other materials necessary for the production of our products could result in delayed sales or lost orders, increased inventory, and underutilized manufacturing capacity. For example, we may experience production delays if a supplier of one of the components we use in our products experiences quality and delivery issues. Some of the materials used in the production of our LCD display products are available only from a limited number of foreign suppliers. As a result, we are subject to increased costs, supply interruptions, and difficulties in obtaining certain materials.

We depend on Shenzhen Jiguan Enterprise Ltd. and Blue and Gold Ventures LLC for our LCD panels and on Shenzhen Zhonglian Shuyuan Electronic Products Co. Ltd. for the electronic components and subassemblies for our LCD products. We depend on Youlian Caixin Technology Co., Ltd. for the fabrication of silicon wafers; Fushan Hongli Electronic Products Co. Ltd. for video processing integrated circuits; Zhuhai Yanyu Digital Technology for screens; Shenzhen Xinricheng Technology Co. Ltd. for lamps, and various Asian suppliers for printed circuit board assembly and remote controls for our HDTV products. We do not have long-term contracts with any of these suppliers. As a result, none of them is obligated to supply us for any specific period, in any specific quantity, or at any specific price, except as provided in purchase orders from time to time. The termination of our arrangements with any of these suppliers, or their inability or unwillingness to provide us with the necessary amount or quality of supplies on a timely basis, would adversely affect our ability to manufacture and ship our products until alternative sources of supply could be arranged. We may not be able to secure alternative arrangements.

Materials and components for some of our major products may not be available in sufficient quantities to satisfy our needs because of shortages of these materials and components. Any supply interruption or shortages may result in lost sales opportunities.

We place orders for components, determine production, and plan inventory in advance based on our forecast of consumer demand, which is highly volatile and difficult to predict. We may experience a shortage of LCD panels, which may result in our inability to meet demand for our LCD televisions, or a surplus of LCD panels that may result in the recording of losses should LCD panel prices decline. We consume a large volume of parts and components for our products, and market fluctuations may cause a shortage of parts and components and may affect our production or the cost of goods sold. Our profitability may also be adversely affected by supply or inventory shortages or inventory adjustments that, as a result of efforts to reduce inventory by temporarily halting production or by reducing the price of goods, will lead to an increase in the ratio of cost of sales to sales. We write down the value of our inventory when components or products have become obsolete, when inventory exceeds the amount expected to be used, or when the value of the inventory is otherwise recorded at a higher value than net realizable value. Such inventory adjustments can have a material adverse effect on our operating income and profitability.

Our business depends on new products and technologies.

We operate in a rapidly evolving industry. Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect our business unless we are able to adapt to the changing conditions. As a result, we will be required to expend substantial funds for and commit significant resources to the following:

•	designing and developing new products and product enhancements that appeal to consumers;
•	meeting the expectations of our retail and OEM customers in terms of product design, features, product price, performance, and service;
•	expanding our manufacturing capabilities;
•	continuing research and development activities on existing and potential products;
•	engaging additional engineering and other technical personnel;
•	purchasing advanced design, production, and test equipment; and
•	maintaining and enhancing our technological capabilities.

We may be unable to recover any expenditures we make relating to one or more new products or technologies that ultimately prove to be unsuccessful for any reason. In addition, any investments or acquisitions made to enhance our products, sales channels, or technologies may prove to be unsuccessful.

Our future operating results will depend to a significant extent on our ability to provide new products that compare favorably on the basis of time to introduction, cost, and performance with the products of competitive suppliers and evolving technologies. Our success in attracting new customers and developing new business depends on various factors, including the following:

•	innovative development of new products;
•	efficient, timely, and cost-effective manufacture of our products;
•	the acceptance of our technology;
•	utilization of advances in technology; and
•	development and maintenance of a successful aftermarket service and support program.

Our future success depends on our ability to address the rapidly changing needs of our customers by developing, acquiring, and introducing new products and product updates on a timely basis. We must also extend the operation of our products to new formats and keep pace with technological developments and emerging industry standards. We intend to commit substantial resources to developing new products, product features, and technological advances in the HDTV market. This market is relatively new, and industry standards for the HDTV market are evolving and changing. If the HDTV market does not develop as anticipated, or if demand for our products and services in this market does not materialize or occurs more slowly than we expect, we will have expended substantial resources and capital without realizing sufficient revenue, and our business and operating results could be adversely affected.

We must protect our intellectual property and could be subject to infringement claims by others.

We believe that our future success may depend in part on our ability to protect our proprietary technology. We rely on a combination of patent, trade secret, and trademark laws, confidentiality procedures, and contractual provisions to protect our intellectual property. We seek to protect certain aspects of our technology under trade secret laws, which afford only limited protection. We face risks associated with our intellectual property, including the following:

•	intellectual property laws may not protect our intellectual property rights;
•	third parties may challenge, invalidate, or circumvent any patents issued to us;
•	rights granted under patents issued to us may not provide competitive advantages to us;
•	unauthorized parties may attempt to obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;
•	others may independently develop similar technology or design around any patents issued to us; and
•	effective protection of intellectual property rights may be limited or unavailable in some foreign countries in which we operate.

We may not be able to obtain effective patent, trademark, service mark, copyright, and trade secret protection in every country in which our products are produced or sold. We may find it necessary to take legal action in the future to enforce or protect our intellectual property rights or to defend against claims of infringement and such action may be unsuccessful. In addition, we may not be able to obtain a favorable outcome in any intellectual property litigation.

Third parties could claim that we are infringing their patents or other intellectual property rights. In the event that a third party alleges that we are infringing its rights, we may not be able to obtain licenses on commercially reasonable terms from the third party, if at all, or the third party may commence litigation against us. Litigation can be very expensive and can distract our management time and attention, which could adversely affect our business.

Our dealings with customers and suppliers in foreign countries expose us to a variety of risks.

We are exposed to certain risks relating to the fact that our operations are in China, and we seek to sell our products internationally, and purchase from suppliers based in other countries. Purchasing supplies and selling products internationally expose us to various economic, political, and other risks, including the following:

•	the burdens and costs of compliance with local laws and regulatory requirements as well as changes in those laws and requirements;
•	imposition of governmental controls, including trade and employment restrictions and restrictions on currency conversion or the transfer of funds;
•	transportation delays or interruptions and other effects of less developed infrastructures;
•	fluctuations in foreign currency exchange rates and difficulties in hedging foreign currency transaction exposures;
•
economic instability, such as higher interest rates and inflation, which could reduce our customers’ ability to obtain financing for consumer electronic products or which could make our products more expensive in those countries;

•	overlap of tax issues;
•	tariffs and duties;
•	longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable;
•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations;
•	seasonal reductions in business activity in the summer months in Asia and in other periods in other countries;
•	costs and delays associated with developing our products in multiple languages; and
•	political unrest, war, or terrorism in areas in which we do business.

Changes in policies by the PRC or foreign governments resulting in, among other things, increased duties, changes in the current tariff structures, higher taxation, currency conversion limitations, restrictions on the transfer or repatriation of funds, limitations on imports or exports, or the expropriation of private enterprises could adversely affect our ability to manufacture or sell products in foreign markets and to purchase materials or equipment from foreign suppliers. In addition, international trade policies, such as “most favored nation” status and trade preferences for certain Asian nations, could affect the attractiveness of our products to customers abroad.

While we transact business predominantly in Chinese Renminbi and bill and collect most of our sales in Renminbi, we may in the future collect a portion of our revenue in other currencies. In the future, customers may make payments in foreign currencies.

Fluctuations in foreign currency exchange rates could affect our cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not freely traded. We cannot predict the impact of future exchange rate fluctuations on our operating results.

The cyclical nature of the consumer electronics industry may cause substantial period-to-period fluctuations in our operating results.

The consumer electronics industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices, intense competition, and production overcapacity. In addition, the consumer electronics industry is cyclical in nature. We may experience substantial period-to-period fluctuations in our operating results, at least in part because of general industry conditions or events occurring in the general economy.

Our operating results may have significant periodic and seasonal fluctuations.

In addition to the variability resulting from the short-term nature of the commitments of our customers, other factors may contribute to significant periodic and seasonal quarterly fluctuations in our results of operations. These factors include the following:

•	effectiveness in managing manufacturing processes;
•	changes in cost and availability of labor and components;
•	the timing and volume of orders relative to our capacity;
•	market acceptance of our products;
•	product introductions or enhancements by us and our competitors;
•	evolution in the life cycles of products;
•	timing of expenditures in anticipation of future orders;
•	product mix;
•	pricing and availability of competitive products;
•	changes or anticipated changes in economic conditions;
•	the cancellation or deferral of product purchases as a result of weak or uncertain economic and industry conditions or the anticipation of new products or product updates by us or our competitors;
•	changes in the competitive landscape due to mergers, acquisitions, or strategic alliances that could allow our competitors to gain market share;
•	the unpredictability of the timing and magnitude of our sales through direct sales channels and indirect sales channels;
•	the seasonal nature of our sales;
•	changes in our pricing and distribution terms or those of our competitors; and
•	the possibility that our business will be adversely affected as a result of the threat of terrorism or military actions taken by the United States or its allies.

You should not rely on the results of prior periods as an indication of our future performance. Our operating expense levels are based, in significant part, on our expectations of future revenue. If we have a shortfall in revenue or orders in any given quarter, we may not be able to reduce our operating expenses quickly in response. Therefore, any significant shortfall in revenue or orders could have an immediate adverse effect on our operating results for that quarter. In addition, we may experience high operating expenses, and our operating results may fall below the expectations of investors, if we fail to manage our business effectively.

Our products are complex and may require modifications to resolve undetected errors or unforeseen failures, which could lead to an increase in our costs, a loss of customers, or a delay in market acceptance of our products.

Our products are complex and may contain undetected errors or experience unforeseen failures when first introduced or as new versions are released. These errors could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts, and cause significant customer relations and business reputation problems. If we deliver products with defects, our credibility and the market acceptance and sales of our products could be harmed. Defects could also lead to liability for defective products as a result of lawsuits against us or against our customers. We also may agree to indemnify our customers in some circumstances against liability from defects in our products. A successful product liability claim could require us to make significant damage payments.

We do not sell our automotive LCD products to end users and depend on the market acceptance of the products of our customers.

We do not sell our automotive LCD products to end users. Instead, we design and develop LCD products that our OEM customers incorporate into their products. As a result, our success depends on the ability of our OEM customers to sell their products. Any significant slowdown in the demand for our customers’ products would adversely affect our business.

Because our success in the automotive LCD display products business depends on the widespread market acceptance of our customers’ products, we must establish relationships for our LCD display products with OEMs in industries that have significant growth potential. Our failure to establish relationships with OEMs in those high-growth markets would reduce our revenue potential.

Our dependence on the success of the products of our OEM customers exposes us to a variety of risks, including the following:

•	our ability to supply products for customers on a timely and cost-effective basis;
•	our success in maintaining customer satisfaction with our products;
•	our ability to match our manufacturing capacity with customer demand and to maintain satisfactory delivery schedules;
•	customer order patterns, changes in order mix, and the level and timing of orders placed by customers that we can complete in a quarter; and
•	the cyclical nature of the industries and markets that we serve.

Our failure to address these risks would adversely affect our results of operations.

We have not reached definitive agreements with any traditional consumer electronics retailers to sell our LCD HDTVs.

We have not reached definitive agreements with any traditional consumer electronics retailers to sell our LCD HDTVs. The inability to secure retailers to sell our LCD HDTVs would substantially impede our revenue growth and could require us to write off substantial investments that we have made in this aspect of our business. We anticipate that our initial LCD HDTV sales will be to a limited number of customers. As a result, we will face the risks inherent in relying on a concentration of customers. Any material delay, cancellation, or reduction of orders by one of these customers would adversely affect our operating results.

In addition, we make significant decisions, including production schedules, component procurement commitments, facility requirements, personnel needs, and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers’ commitments and the possibility of rapid changes in demand for our products reduce our ability to estimate accurately the future requirements of those customers. Our operating results may be materially and adversely affected as a result of the failure to obtain anticipated orders and deferrals or cancellations of purchase commitments because of changes in customer requirements. Because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating results.

On occasion, customers may require rapid increases in production, which can stress our resources and reduce operating margins. Although we have had a net increase in our manufacturing capacity over the past few years, we may not have sufficient capacity at any given time to meet all of our customers’ demands or to meet the requirements of a specific project.

We are subject to lengthy development periods and product acceptance cycles.

We sell our LCD display products to OEMs, which then incorporate them into the products they sell. OEMs make the determination during their product development programs whether to incorporate our LCD display products or pursue other alternatives. This may require us to make significant investments of time, capital and resources well before our OEM customers introduce their products which incorporating our products, and before we can be sure that we will generate any significant sales to our OEM customers or even recover our investments of time, capital and other resources.

During an OEM customer’s entire product development process, we face the risk that our products will fail to meet our OEM customer’s technical, performance, or cost requirements or will be replaced by a competing product or alternative technology. Even if we offer products that are satisfactory to an OEM customer, the customer may delay or terminate its product development efforts. The occurrence of any of these events would adversely affect our revenue. The lengthy development period also means that it is difficult to immediately replace an unexpected loss of existing business.

Our Shenzhen facility and its high-volume LCD display manufacturing line are important to our success.

Our Shenzhen facility and its high-volume LCD display manufacturing line are important to our success. We currently produce all of our LCD displays on this dedicated line. This facility also houses our principal research, development, engineering, design, and certain managerial operations. Any event that causes a disruption of the operation of this facility for even a relatively short period of time would adversely affect our ability to produce our LCD displays and to provide technical and manufacturing support for our customers.

We must effectively manage our growth.

The failure to manage our growth effectively could adversely affect our operations. Our ability to manage our planned growth effectively will require us to:

•	enhance our operational, financial, and management systems;
•	expand our facilities and equipment; and
•	successfully hire, train, and motivate additional employees, including the technical personnel necessary to operate our production facility in Shenzhen.

We depend on key personnel.

Our operations depend substantially on the efforts and abilities of our senior management as well as our technical, sales, and other key personnel. The loss of services of one or more of our key employees or the inability to add key personnel could have a material adverse effect on our business. Although we maintain employment agreements with certain key personnel, we do not currently have any key person life insurance covering any officer or employee or employment agreements with most of our employees.

Our future operating results may fluctuate and cause the price of our common stock to decline.

We expect that our revenues and operating results will continue to fluctuate significantly from quarter to quarter due to various factors, many of which are beyond our control. The factors that could cause our operating results to fluctuate include, but are not limited to:

•	seasonality of the business;
•	price competition from other manufacturers;
•	general price increases by suppliers and manufacturers;
•	our ability to maintain and expand our distribution relationships;
•	increases in the cost of advertising;
•	unexpected increases in shipping costs or delivery times;
•	our ability to build and maintain customer loyalty;
•	the introduction of new services, products and strategic alliances by us and our competitors;
•	the success of our brand-building and marketing campaigns;
•	government regulations, changes in tariffs, duties, and taxes;
•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and
•	general economic conditions as well as economic conditions specific to our sector.

If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could significantly decline.

We have limited control over the actions of our distributors, retailers or their vendors.

We rely on distributors for the sale of our products, and those parties maintain inventory and prepare merchandise for shipment to retailers and individual customers. We have limited control over the products that our distributors purchase or keep in stock, and our arrangements with our distributors do not require them to set aside any amount of inventory to satisfy demand. Our distributors may not accurately forecast the products that will be in high demand. In addition, we have limited control over their sales process, shipping and order processing procedures. Although we have not experienced disruptions in the past, nor do we presently foresee possible disruptions in the near future, a widespread inability of our distributors to successfully supply our branded products, if it occurred, would substantially harm our business.

We also rely on retailers to sell our products to end users. We have limited control over the products that retailers purchase or keep in stock, and the arrangements between distributors and retailers may not require them to set aside any amount of inventory to satisfy demand. The retailers who sell our products may not accurately forecast the products that will be in high demand. In addition, we have limited control over their sales process, shipping and order processing procedures.

Our ability to manage our future growth is uncertain.

We are currently anticipating a period of growth as a result of our corporate growth strategy, which aims to among other things, further develop our distribution channels, expand our line of products, and increase our manufacturing capacity. In pursuing these objectives, the resulting strain on our managerial, operational, financial and other resources could be significant. Success in managing such expansion and growth will depend, in part, upon the ability of senior management to manage effectively. Any failure to manage the anticipated growth and expansion could have a material adverse effect on our business.

Increased product returns will decrease our revenues and impact profitability, and we have little or no history of product returns.

We began selling our LCD products in the first quarter of 2006, and accordingly, it is difficult for us to estimate or calculate our historical rate of product returns, and the impact of those returns on our financial results. We currently make allowances for product returns in our financial statements based on an industry average. However, there can be no assurance that our actual rate of product returns will be lower than the industry average. If our rate of product returns in the future turns out to be higher than expected, this could negatively affect our business, and would harm our financial results.

The loss of key members of our executive management could negatively affect our business.

We depend on the continued services and performance of our executive management and other key personnel, in particular, Ziyuan Lu, the Chief Financial Officer, and Shiming Wang, the Chairman of our board of directors. The loss of any of these executive officers or other key persons could harm our business.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

All of our business operations are currently conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Our operating subsidiaries in the PRC are subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in Nevada and do not have any assets or conduct any business operations other than through the operations of the Shiming Group. As a result of our holding company structure, we rely entirely on dividend payments from the Shiming Group. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we are unable to receive all of the revenues from our operations through contractual or dividend arrangements, we may be unable to pay dividends to our stockholders.

Fluctuation in the value of RMB relative to other currencies may have a material adverse effect on our business and/or an investment in our shares.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Although the exchange rate between RMB and the U.S. dollar has been effectively pegged by the People’s Bank of China since 1994, there can be no assurance that these currencies will remain pegged to the U.S. dollar, especially in light of the significant international pressure on the Chinese government to permit the free floatation of the RMB, which would result in fluctuations in the exchange rate between the RMB and the U.S. dollar, and other geopolitical factors. If the RMB were to increase in value against the dollar, for example, products offered by mainland Chinese producers would become more expensive relative to other international producers, to consumers outside of China, which may translate into a decrease in sales. On the other hand, a decrease in the value of the RMB against the dollar would have the opposite effect. Such a decrease in sales, if it occurred, would adversely affect our financial results.

Risks Related to an Investment in Our Securities

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for the company's operations.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

If our stock becomes quoted on an exchange, as long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are not currently traded and, if and when our stock becomes quoted, you may be unable to sell at or near ask prices or at all if you need to sell or liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq Capital Market or other markets.

Our common shares are currently not traded, and if and when they do become quoted, they may be “thinly-traded” on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

Our corporate actions are substantially controlled by our management and affiliated entities.

Following the closing of the share exchange transaction under the Exchange Agreement, our officers and directors will collectively control, directly or indirectly, approximately 43% of our outstanding ordinary shares. Thus, our management stockholders could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, because of the significant percentage ownership and concentration of voting power held by our management stockholders, elections of our board of directors and other corporate decisions will generally be within the influence of this stockholder. There can be no assurance that matters voted upon by our stockholders who are also officers and directors, will be viewed favorably by all stockholders of the company, or that voting decisions of our management stockholders will be agreeable to all other stockholders.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation do not contain any specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders, however we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Past activities of the company and its affiliates may lead to future liability for the company.

Prior to our entry into the Agreement and Plan of Share Exchange on August 25, 2006, our predecessor company has been engaged in operations. Although for a period of two years after the Closing Date the major shareholders of our predecessor company will indemnify us against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made in the Share Exchange Agreement, any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on us.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this offering will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because our subsidiaries are incorporated in non-U.S. jurisdictions, we conduct substantially all of our operations in China, and all of our officers reside outside the United States.

Although we are incorporated in Nevada, we conduct substantially all of our operations in China through our wholly owned subsidiaries in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major stockholders than would shareholders of a corporation doing business entirely within the United States.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We will be subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements will first apply to our annual report on Form 10-KSB for the fiscal year ending December 31, 2006. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by SEC have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur, or the timing of such costs.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our predecessor’s financial statements and the related notes included elsewhere in this report. We derived the financial data for the period January 1 through June 30, 2006 and as of December 31, 2005, 2004 and 2003 from the predecessor’s financial statements included in this report. The historical results are not necessarily indicative of the results to be expected for any future period.

	(dollars in thousands)
	Six months ended June 30,		Twelve Months Ended December 31,
	2006	2005	2005	2004	2003

Consolidated Statements of Operation Data:
Revenue	3,342	6,921	12,260	11,285	3,739
Cost of Sales	706	1,916	6,775	2,701	2,936
Gross Profit	2,636	5,005	5,485	8,584	803
Operating Expenses
Selling Expenses	17	2	—	2,821	—
General and Administrative	950	1,198	3,071	1,720	644

Income from Operations	1,669	3,805	2,414	4,043	159
Other Income (Expense), net	251	69	201	61	52
Interest Expense, net	(4)	(5)	(9)	(10)	(11)
Income Before Taxes	1,916	3,869	2,606	4,094	199
Income Taxes	—	—	—	—	—
Net Income	1,916	3,869	2,606	4,094	199

Basic Earnings Per Share (in US$)	1.651	3.335	0.02	0.04	—

Basic Weighted Average Number of Shares Outstanding	1,160	1,160	116,000	87,634	58,000

Reconciliation to Normalized EBITDA:
Net Income (Loss)	1,916	3,869	2,606	4,094	199
Income Taxes	—	—	—	—	—
Interest Income	(4)	(5)	(9)	(10)	(11)
Other Income	251	69	201	61	52
Depreciation & Amortization	719	816	1,438	1,382	491
Non-Recurring Expenses	—	—	—	—	—
Normalized EBITDA(1)	2,641	4,691	4,056	5,488	702

	As at June 30,	As at December 31,
	2006	2005	2004
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	482	551	167
Working Capital	26,379	24,016	25,303
Total Assets	26,861	24,567	25,470
Total Debt	903	883	4,393
Total Shareholders’ Equity	25,958	23,684	21,077

(1) EBITDA is calculated for any period as the sum of net income or loss, plus net interest expense, income tax and depreciation and amortization expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Argenta Systems, Inc. for the six months ended June 30, 2006 and 2005 and the fiscal years ended December 31, 2005, 2004 and 2003 should be read in conjunction with Selected Consolidated Financial Data and Argenta Systems’ financial statements and the notes to those financial statements that are included as exhibits to this current report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are a consumer electronics company, with a particular focus on the development and manufacture of competitively-priced liquid crystal display (LCD) products, including high-definition TVs (HDTV) and computer monitors. Our manufacturing plant is located in the Changxin High and New Technology Industrial Garden in Shenzhen, China. For several years we have been involved in the research and development of consumer electronics products and technologies such as LCD, plasma displays, household electronics.

We were originally formed in 1999 as Shaanxi Shiming Science & Technology Joint Stock Company Ltd., under the laws of the PRC. In 2004, we formed the Operating Company as a parent holding corporation by the name of Shiming (Cayman) Co., Ltd., an exempted company incorporated under the laws of the Cayman Islands, which currently owns 100% of the outstanding capital stock of Shiming Management, which operates, controls and beneficially owns Shiming Technology. In November 2006, pursuant to the Exchange Agreement, the Operating Company became the wholly owned subsidiary of Argenta Systems, Inc.

Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition or plan of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing at the end of this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results.

Allowance for Doubtful Accounts. We recognize an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. There was no allowance for doubtful accounts as of December 31, 2004 and 2005.

Property, Plant and Equipment. Property, plant and equipment is stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets, except for leasehold properties, which are depreciated over the terms of their related leases or their estimated useful lives, whichever is less. Expenditure for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized.

The estimated useful lives are as follows:

Leasehold property - Office	37 years
Leasehold property - Quarters	44 years
Leasehold improvements	5 years
Computer equipment	3 years
Furniture & Fixture	5 years
Testing equipment	5 years
Office equipment	5 years
Motor vehicle	5 years

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the statement of operations.

Intangible Assets. Intangible assets consist of land use right and technology know-how and are amortized using the straight-line method over their estimated useful life of 44 years and 5 years, respectively.

Impairment of Assets. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”, we evaluate our long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. If indicators of impairment exist and if the value of the assets is impaired, an impairment loss would be recognized. As of December 31, 2004 and 2005, no impairment loss has been recognized.

Income Taxes. We account for income taxes under SFAS No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition. Revenue from goods sold is recognized when title has passed to the purchaser, which generally is at the time of delivery.

Foreign Currency Transactions. Our functional currency is the Renminbi (“RMB”) and our reporting currency is the U.S. dollar. Our consolidated, balance sheet accounts are translated into U.S. dollars at the year-end exchange rates and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the periods in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred. The translation and transaction gains and losses were immaterial for the years ended December 31, 2004 and 2005. The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on us because it has not engaged in any significant transactions that are subject to the restrictions.

Fair Value of Financial Instruments. SFAS No. 107, “Disclosures about Fair Values of Financial Instruments,” requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. For certain financial instruments, including cash, accounts and other receivables, accounts payable, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations. The carrying amounts of long-term loans approximate fair value as the interest on these loans is minimal.

Earnings Per Share. Basic earnings per share is computed by dividing the earnings for the year by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other potential common stock, including stock options and warrants, in the weighted average number of common shares outstanding for a period, if dilutive.

Results of Operations

Comparison of Years Ended December 31, 2004 and December 31, 2005.

Sales. During fiscal year 2005, sales increased from $11.3 million to $12.3 million, representing an increase of 8.6% compared to the prior year. The increase in revenue was primarily attributable to the increase in the sales of broadband servers.

Cost of Sales. Cost of sales increased from $2.7 million to $6.8 million in 2005 as compared to the prior year. Cost of sales as a percentage of net sales, increased from 23.9% in fiscal 2004 to 55.3% in fiscal 2005, as a result of a special discount of $3.3 million paid to two customers as an incentive in the event that their annual sales volume exceeded a pre-set level. Excluding the effect of these one-time negotiated discounts, however, we would have achieved a lower increment on cost of sales as a percentage of sales, from 23.9% in 2004 to 28.0% in 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $4.5 million in fiscal 2004 to $3.0 million in fiscal 2005, a decrease of 32.4% compared with 2004. Since the company provided special sales discounts to their existing customers as an incentive to achieve certain annual sales volume levels, we did not incur any selling expenses in fiscal 2005. The increase in general and administrative expenses from $1.7 million to $3.1 million reflected higher amortization expenses on land use rights and technology know-how. As a percentage of net sales, selling, general and administrative expenses decreased from 40.2% in 2004 to 25% in 2005.

Non-Operating Income. Non-operating income mainly represented the rental income and short term investment interest for the year. Total non-operating income increased from $0.06 million in fiscal 2004 to $0.2 million in fiscal 2005.

Comparison of Years Ended December 31, 2003 and December 31, 2004.

Sales. During fiscal year 2004, sales increased from $3.7 million to $11.3 million, representing an increase of 228.6% compared to the prior year. The increase in revenue was primarily attributable to an increase in sales of broadband servers.

Cost of Sales. Cost of sales decreased slightly from $2.9 million to $2.7 million in 2004 as compared with the prior year. Cost of sales as a percentage of net sales, however, decreased from 78.5% in fiscal 2003 to 23.9% in fiscal 2004. Management believes this decrease in the cost of sales as a percentage of sale is principally due to customer purchasing behavior. While our initial cost to acquire a new customer is significant, once a customer relationship is established, additional sales of hardware to that consumer can be made with relatively little incremental cost. We believe the decrease in our cost of sales a percentage of sales is attributable to an increasing proportion of our sales made to customers with whom we had an established relationship.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $0.6 million in fiscal 2003 to $4.5 million in fiscal 2004, an increase of 605% compared to 2003. Our selling expenses increased by $2.8 million in fiscal 2004 as compared with no selling expenses in fiscal 2003. This increase was mainly due to an increase in sales activity. The increase in general and administrative expenses from $0.6 million to $1.7 million reflected higher payroll expenses for added sales and management personnel to process the increased sales volume. As a percentage of net sales, selling, general and administrative expenses increased from 17.2% in 2003 to 40.2% in 2004.

Non-operating Income. Non-operating income mainly represented the interest from short term investments. Total non-operating income increased slightly from $0.05 million in fiscal 2003 to $0.06 million in fiscal 2004.

Comparison of Quarter Ended June 30, 2005 and June 30, 2006.

Sales. During the six months period ended June 30, 2006, sales decreased 51.7% from $6.9 million to $3.3 million compared to the same period in 2005. This decrease in sales was primarily due to the shift in the operations of the company from manufacturing and sales of broadband servers, to manufacturing and sales of LCD products.

Cost of Sales. Cost of sales decreased from $1.9 million to $0.7 million for the six month period ended June 30, 2006 as compared with the same period in 2005. This 63.1% decrease in the cost of sales was mainly attributable to the 51.7% decrease in net sales. Cost of sales as a percentage of net sales, however, decreased from 27.7% for the six month period ended June 30, 2005 to 21.1% for the six month period ended June 30, 2006. This decrease in cost of sales as a percentage of net sales was primarily a result of change in sales mix from broadband servers in the six month period ended June 30, 2005, to a combination of broadband servers and LCD products in the six month period ended June 30, 2006.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $1.2 million for the six month period ended June 30, 2005 to $1.0 million for the six month period ended June 30, 2006. This decrease in expenses was mainly comprised of a decrease in general and administrative expenses of $0.2 million. The decrease reflected costs incurred in connection with a change of the operations of the company since April 2006. As a percentage of net sales, selling, general and administrative expenses were 17.3% for the six month period ended June 30, 2005 and 28.9% for the six months period ended June 30, 2006.

Non-operating Income. Non-operating income mainly represented the rental income and short term investment interest for the period ended June 30, 2006. Total non-operating income increased from $0.07 million for the six month period ended June 30, 2005 to $0.2 million for the six months period ended June 30, 2006, and was mainly due to the increase in short term investment interest for the period.

Related Party Transactions

For a description of our related party transactions see the section of this report entitled “Certain Relationships.”

Liquidity and Capital Resources

Cash Flows. We have funded our operations through June 30, 2006 primarily through retained earnings and shareholder’s paid in capital. Net cash flow provided by operations was $4.7 million in fiscal 2003, $5.1 million in fiscal 2004, and $7.1 million in fiscal 2005. Uses of cash were primarily to fund changes in working capital. Net cash flow used in investing activities was $4.5 million in fiscal 2003, $12.1 million in fiscal 2004, and $6.7 million for fiscal 2005. Uses of cash flow for investing activities include capital expenditures for property and equipment and purchase of short-term investments. In 2003, net cash flow used in financing activities was approximately $36,000. In 2004, net cash flow provided by financing activities was $6.9 million mainly from the issue of shares; and approximately $37,000 as net cash flow used in financing activities in fiscal 2005.

Contractual Obligations and Off-Balance Sheet Arrangements. We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of June 30, 2006, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	4-5 Years	5 Years +

	(in thousands)
Contractual Obligations:

Total Indebtedness	—	—	—	—	—
Capital Lease Obligations	—	—	—	—	—
Operating Leases	294	21	129	129	15

Total Contractual Obligations:	294	21	129	129	15

Operating lease amounts include minimum lease payments under leased land under an operating lease agreement. The amounts presented are consistent with contractual terms and are not expected to differ significantly, unless a substantial change in our operation.

Quantitative and Qualitative Disclosures about Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly-liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At June 30, 2006, we had approximately $0.5 million in cash and cash equivalents. A hypothetical 5% increase or decrease in either short term or long term interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rates. Our sales are principally in Renminbi. The translation of Renminbi amounts into US dollars are for reference purposes only. The People’s Bank of China sets and publishes daily a base exchange rate with reference primarily to the supply and demand of Renminbi against the United States dollar in the market during the prior day. The People’s Bank of China also takes into account other factors such as the general conditions existing in the international foreign exchange markets. Although Chinese governmental policies were introduced in 1996 to reduce restrictions on the convertibility of Renminbi into foreign currency for current amount items, conversion of Renminbi into any other currency for capital items, such as foreign direct investment, loans or security, requires the approval of the State Administration for Foreign Exchange. Renminbi which had been tightly pegged at Rmb 8.28 for US $1 for the previous decade, was revalued on July 21, 2005 to Rmb 8.11 for US $1 following the removal of the peg to the US dollar and partly in response to pressure from the United States government. The Peoples Bank of China also announced that the Renminbi would float according to a basket of foreign currencies, rather then being strictly pegged to the US dollar, and would trade within a narrow 0.3% band against this basket of currencies, which is dominated by the US dollar, Euro, Japanese Yen and South Korean Won, with a smaller proportion made up of the British pound, Thai Baht and Russian Ruble. The translation of Renminbi amounts in this current report on Form 8-K is not a representation that the Renminbi amounts could actually be converted into United States dollars at that rate or at any other rate on that date or on any other date. However, see the section titled “Risk Factors - Fluctuation in the value of RMB relative to other currencies may have a material adverse effect on our business and/or an investment in our shares.”

EMPLOYEES

At December 31, 2005, we employed a total of 69 persons, all of whom were full time employees, including management, administrative personnel, technicians, researchers and designers. As of June 30, 2006 we employed a total of 152 employees. We consider our relationship with our employees to be good, and none of our employees are represented by a union in collective bargaining with us.

We face intense competition for qualified personnel in our industry, particularly for engineering and other technical personnel. Our success depends in part on our continued ability to attract, hire, and retain qualified personnel.

LEGAL PROCEEDINGS

From time to time, we may be involved in legal proceedings incidental to our business. We currently are not, however, involved in any legal proceeding that we believe would have any material adverse effect on our business, financial condition, or statement of operations, or statement of cash flows.

FACILITIES

We occupy approximately 2,224 m2 in a facility in Shenzhen, China, which houses our our manufacturing operations, and our principal research, development, and engineering activities. Our annual rental expense for this facility is $90,000 USD. In addition, we own our own office space in Xi’an city, with an area of 1,000 m2, which houses our corporate headquarters.

Except for our plans for expansion, which are contingent upon raising the necessary capital, we believe that our existing space is adequate for our current anticipated operations, and that suitable replacement and additional space will be available in the future on commercially reasonable terms. We currently do not own any real property.

MANAGEMENT

Appointment of New Directors

In connection with the Exchange Agreement (as more fully described in Item 1.01 of this Current Report on Form 8-K), we appointed five new directors to our board of directors. Furthermore, concurrent with the closing of the Exchange Agreement, Mr. Douglas S. Levell, the former Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Secretary of Argenta, resigned from these positions. Immediately following the resignation of Mr. Levell, Mr. Shiming Wang was appointed Chief Executive Officer, and Ms. Ziyuan Lu was appointed Chief Financial Officer and Secretary of the Company. In addition, we filed a Schedule 14f-1 on November 13, 2006 to announce a change in control of the board of directors. Effective ten days after this filing, Shiming Wang, Ziyuan Lu, Kanming Wang, Nairang Liu and Genrong Qu will each take office as directors on the Board of Directors.

Current Management

The following table sets forth the names and ages of our directors and executive officers, as of the date of this current report:

Name	Age	Position

Shiming Wang	49	Chairman of the Board of Directors and Chief Executive Officer

Ziyuan Lu	43	Director, Chief Financial Officer and Secretary

Kanming Wang	63	Director

Nairang Liu	42	Director

Genrong Qu	56	Director

Mr. Shiming Wang serves as our Chairman of the Board and Chief Executive Officer. Mr. Wang has been an entrepreneur for 26 years, and served in various management capacities for Shanxi Shiming Science & Technology since 1999, of which he is President, founder and a principal shareholder. Shanxi Shiming Science & Technology’s business primarily consists of the manufacturing of liquid crystal display (LCD) products. Mr. Wang has extensive experience in the management of businesses in various fields, including metallurgy, machinery, food processing, trading, software development and computer hardware. Mr. Wang owns several companies in China such as Shananxi Meixian Non-ferrous Manufacturing Co., Ltd., which is Shaanxi Shiming’s largest shareholder, Shenzhen Yaxun Science & Technology Joint Stock Co., Ltd., Baoji Lufeng Food Co., Ltd. and Xi’an Non-ferrous Metal Processing Agency. Mr. Wang received a master’s degree in Engineering from Xi’an Jiaotong University.

Ms. Ziyuan Lu is the Chief Financial Officer and Secretary of Shaanxi Shiming Science & Technology, and a director on our board of directors. Ms. Lu has been employed in the financial division of Shaanxi Shiming since 1999. Prior to this, Ms. Lu worked as a financial controller within the financial division of Xi’an Jiahui Medicine Industrial Co., Ltd., a joint venture, from 1997 to 1998, and at Xi’an Minsheng Joint Stock Co., Ltd. from 1994 to 1996. Prior to this, Ms. Lu served within a state owned agency for fourteen years, with responsibilities involving accounting and financial matters. Ms. Lu received her bachelor’s degree in finance from China Central Radio & TV University.

Mr. Kanming Wang is a member of our board of directors. Mr. Wang has been a manager of Guangzhou Heluo Co., Ltd. since 1990. Prior to this, Mr. Wang has held various administrative posts within a large state-owned enterprise. Mr. Wang has been an investor in the clothing processing and electrical appliance industries since 1979.

Mr. Nairang Liu is a member of our board of directors. Since 1991, Mr. Liu has been a director and general manager of Hainan Shengda Investment and Management Co., Ltd. Mr. Liu has substantial experience investing in Chinese private enterprises, and has been involved in the commercial trading business since 1996.

Mr. Genrong Qu is a member of our board of directors. Mr. Qu has experience in management and public administration, and since 1990 he has served as a General Administrator of the Telecommunications division of the Wei River Administration Bureau in Xingping County, Xianyang City. Mr. Qu graduated from Xi’an Polytechnic University in 1970.

Board of Directors

Our board of directors is currently composed of five members, two of them, our CEO and CFO, are employees. Three others are not our current employees. All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors shall be three (3), until and unless this number is changed by resolution of the board of directors.

Mr. Shiming Wang has been elected as the Chairman of the Board of Directors. In this capacity he is responsible for meeting with the Chief Executive Officer to review financial and operating results, agendas and minutes of board and committee meetings, and presiding at the meetings of the committees of the board of directors.

We intend to review and select additional candidates to serve on our board of directors. Currently, none of the directors serving on our board are “independent,” within the meaning of the applicable federal securities laws. However, we expect to be able to attract and recruit additional candidates to serve on our board as independent directors, the timing of which will depend on the availability and willingness of qualified independent director candidates to serve in such capacity.

Board Committees

As of this date our board of directors has not appointed an audit committee or compensation committee, however, we are not currently required to have such committees. Accordingly, we do not have an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933 and the Securities and Exchange Act of 1934. The functions ordinarily handled by these committees are handled by our entire board of directors. Our board of directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.

Director Compensation

Currently we do not pay any compensation to members of our board of directors for their service on the board. However, we intend to review and consider future proposals regarding board compensation.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Summary of cash and other compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the three year period ended December 31, 2005 by the Chief Executive Officer and each of our other four highest paid executives, whose total compensation (paid by us or our predecessor, Shiming Cayman) exceeded $100,000 during the fiscal year ended December 31, 2005.

Summary compensation table

			Annual compensation

Name and Principal Position		Salary(1)	Bonus	Other annual compensation

Shiming Wang	2003	$38,000	—	—
Chief Executive Officer	2004	38,000	—	—
and Director	2005	38,000	—	—

(1) Expressed in U.S. Dollars based on the interbank exchange rate of 8.11 Renminbi for each 1.00 U.S. Dollar, on September 26, 2006.

Options

We have not granted any options or stock appreciation rights to our named executive officers during the fiscal year ended December 31, 2005.

Incentive Stock Option Plan and Stock Bonus Plan

Prior to the share exchange transaction, the Company previously had in place an Incentive Stock Option Plan and a Stock Bonus Plan (collectively referred to as the “Plans”). As of June 30, 2006, no options or awards were issued and outstanding under these Plans.

Indemnification of Officers and Directors

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, we have broad powers to indemnify and insure our directors and officers against liabilities they may incur in their capacities as such. Our Amended and Restated Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

•
We must indemnify our directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have power to indemnify against liability, reasonable expense or other matter whatsoever.

•
We may at the discretion of its board of director purchase and maintain insurance on behalf of our company and any person whom we have power to indemnify pursuant to law, our articles of incorporation, our bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The indemnity provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Our board of directors has authorized management to negotiate and obtain directors’ and officers’ liability insurance. We believe that these provisions and the above mentioned insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Agenda 8-K Comments, continued....

EMPLOYMENT AND SEVERANCE AGREEMENTS

We are a party to executive employment agreements with Mr. Shiming Wang and Ms. Ziyuan Lu. The agreements are terminable at will by either the employee of the Company upon three months’ prior notice to the other party.

The following is a summary of the compensation to be paid under these agreements to our executive officers:

Summary of Compensation Under Employment Agreements

		Annual Compensation

Name and Principal Position	Salary(1)	Bonus(2)	Other annual compensation(2)

Shiming Wang	$40,000	—	—
Chief Executive Officer and
Chairman of the Board

Ziyuan Lu	$9,000	—	—
Chief Financial Officer and
Secretary

(1)	Expressed in U.S. Dollars based on the interbank exchange rate of 8.11 Chinese Renminbi for each 1.00 U.S. Dollar, on September 26, 2006.

(2)	As of the date hereof, bonuses and other annual compensation for 2006 have not been determined by the Board of Directors or committee thereof.

Further, the board of directors may award executive officers and other key personnel, including consultants, with option grants and/or bonuses based upon performance. Under our agreements with our executive officers, we may adjust the salaries and benefits payable from time to time at our discretion.

SECURITY OWNERSHIP PRIOR TO TRANSACTION

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2006, for each of the following persons, prior to giving effect to the transactions contemplated by the Exchange Agreement (the “Transaction”):

•	each of our directors and named officers of the Company prior to the closing of the Exchange Agreement; and

•	each person who is known by us to own beneficially five percent or more of our common stock prior to this offering.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Argenta Systems, Inc., 12/F, Shanxi Zhengquan Building, Gaoxin 2nd Road, Xian, Shanxi Province, China.

Name of stockholder	Number of Shares beneficially owned	Percent of class beneficially owned before the Transaction

Named executive officers and directors:

Shiming Wang (1)	1,974,569 (1)	21.9%

Ziyuan Lu	16,875	*

Kanming Wang	—	—

Nairang Liu	134,612	1.5%

Genrong Qu	113,664	1.3%

Other 5% Stockholders:

Shaanxi Meixian Shiming Non-Ferrous Metallurgy Co., Ltd. (2)	1,474,138	16.4%

Rui Wang (3)	2,086,564 (3)	23.2%

All directors, director nominees, and executive officers as a group (five persons)	2,239,720	25.0%

* Less than 1%

(1)
Includes shares 1,474,138 shares of common stock held directly by Shaanxi Meixian Shiming Non-Ferrous Metallurgy Co., Ltd., of which Mr. Shiming Wang is a majority shareholder and director. Mr. Wang hereby disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein.

(2)	The mailing address of Shaanxi Meixian Shiming Non-Ferrous Metallurgy Co., Ltd. is Liubao Valley, Tangyu Town, Mei County, Shaanxi Province, China.

(3)
Includes 105,517 shares directly held by Mr. Rui Wang. Mr. Wang is also a trustee and holder of record of 1,981,047 shares on behalf of various non-U.S. individuals, pursuant to The Shiming Voting Trust dated January 24, 2006.

SECURITY OWNERSHIP AFTER TRANSACTION

The following table sets forth information regarding the beneficial ownership of our common stock as of November 10, 2006, for each of the following persons, after giving effect to Transaction under the Exchange Agreement:

•	each of our directors and each of the named officers in the “Management—Executive Compensation” section of this report;
•	all directors and executive officers as a group; and
•	each person who is known by us to own beneficially five percent or more of our common stock prior to this offering.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Argenta Systems, Inc., 12/F, Shanxi Zhengquan Building, Gaoxin 2nd Road, Xian, Shanxi Province, China.

Name of stockholder	Number of Shares beneficially owned	Percent of class beneficially owned before the Transaction

Named executive officers and directors:

Shiming Wang	26,400,719 (1)	36.3%

Ziyuan Lu	208,750	*

Kanming Wang	—	—

Nairang Liu	1,665,201	2.5%

Genrong Qu	1,406,063	2.1%

Other 5% Stockholders:

Shaanxi Meixian Shiming Non-Ferrous Metallurgy Co., Ltd. (2)	19,709,770	27.4%

Rui Wang (3)	25,811,577 (3)	38.7%

All directors, director nominees, and executive officers as a group (five persons)	29,680,733	41.56%
__________________

(1)
Includes 19,709,770 shares of common stock held by Shaanxi Meixian Shiming Non-Ferrous Metallurgy Co., Ltd., of which Mr. Shiming Wang is a majority shareholder and director. Mr. Wang hereby disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein.

(2)	The mailing address of Shaanxi Meixian Shiming Non-Ferrous Metallurgy Co., Ltd. is Liubao Valley, Tangyu Town, Mei County, Shaanxi Province, China.

(3)
Includes 1,305,287 shares held directly by Mr. Rui Wang. Mr. Wang is also a trustee and holder of record of 24,506,290 shares on behalf of various non-U.S. individuals, pursuant to The Shiming Voting Trust dated January 24, 2006.

CERTAIN TRANSACTIONS

Agreement and Plan of Share Exchange

On August 25, 2006, Argenta Systems, Inc., a Nevada corporation (the “Registrant” or “Argenta”) completed a share exchange with certain significant stockholders of Argenta (collectively, the “Argenta Shareholders”), Shiming (Cayman) Co., Ltd., an exempt company incorporated under the laws of the Cayman Islands (the “Operating Company”), and each of the shareholders of the Operating Company (“Operating Company Shareholders”), by entering into an consummating an Agreement and Plan of Share Exchange (“Exchange Agreement”). The Operating Company is a designer, developer and manufacturer of liquid crystal display (LCD) products such as high-definition televisions and computer monitors. The closing of the share exchange transaction under the Exchange Agreement (the “Closing”) occurred on November 10, 2006 (the “Closing Date”).

On the Closing Date of the Exchange Agreement, we acquired the Operating Company by issuing 57,666,834 shares of our common stock (the “Argenta Shares”) to the Operating Company Shareholders and consultants, and in exchange, the Operating Company Shareholders assigned 100% of the outstanding common stock of the Operating Company to us. As a result of the transactions contemplated under the Exchange Agreement, (1) we acquired the business and operations of the Operating Company, and as a result our principal business activities now consist of the business of the Operating Company, and (2) the Operating Company Shareholders now hold approximately 83.5% of our issued and outstanding stock.

Stockholders of the Reorganized Company

After the closing of the Exchange Agreement, the former shareholders of Argenta Systems, Inc. immediately prior to the effective date held approximately 6% of the combined Company’s issued and outstanding shares.

Transactions with Officers, Directors and Affiliates

At December 31, 2005 and December 31, 2004, we had no trade receivables from any related parties. The following table contains a list of amounts due to us from certain shareholders of our subsidiaries and related parties, at December 31, 2004 and 2005:

	(in thousands of US dollars)
	December 31, 2005	December 31, 2004
Due from stockholders:
Bai Yun Long	$—	$1
Li Xin Ming	1	—
Liu Xin She	1	1
	2	2

Due from related parties:
Boaji Lufeng Co., Ltd.	$—	$321
Xi’an Qinya Commodity Chemical Industry Co., Ltd.	—	830
Xi’an Nonferrous Metal Smelting and Processing Factory	—	105
Shenzhen Yaxun Science & Technology Co., Ltd.	615	4,212
	615	5,468

Due to directors and stockholders:	2005	2004

Shaanxi Shiming Nonferrous Metal Smelting Co., Ltd.	$—	$1,896
Wang Shiming	349	1,860
	349	3,756

Amounts due from stockholders consist of certain cash advances made to employees of the subsidiaries of the Operating Company, who are also stockholders. These advances are unsecured, non-interest bearing and have no specific repayment terms.

Amounts due from related parties represent amounts prepaid to vendors for the purchase of goods. The amounts due from Shenzhen Yaxun Science & Technology Co., Ltd. were settled at the end of January 2006, and we received goods from them. After January 2006, no further amounts were due from Shenzhen Yaxun Science & Technology Co., Ltd. Mr. Shiming Wang is a stockholder of Boaji Lufeng Co., Ltd., Xi’an Nonferrous Metal Smelting and Processing Factory and Shenzhen Yaxun Science & Technology Co., Ltd. En Huai Wang, one of our stockholders, is also a director of Xi’an Qinya Commodity Chemical Industry Co., Ltd.

Amounts due to directors and stockholders at December 31, 2004 and 2005 represent loans from Mr. Wang Shiming to fund our operations. These loans were unsecured, non-interest bearing and had no specific repayment terms.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as options to purchase our common stock, and provisions of our amended and restated certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock, as well as options to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the amended and restated certificate of incorporation

Our authorized capital stock consists of 175,000,000 shares of common stock, $0.001 par value per share and 25,000,000 shares of preferred stock, $0.0001 par value per share. After giving effect to the share exchange transaction under the Exchange Agreement, as of November 10, 2006, there are 66,666,834 shares of the Company’s common stock outstanding, and no shares of preferred stock outstanding, held of record by approximately 59 persons (not including beneficial owners who hold shares at broker/dealers in “street name”).

Common Stock

Under our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding-up of Argenta Systems, Inc., the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock are subject to the rights of the holders of the shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors will have the authority, without any action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of our company. The existence of authorized but unissued preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Options

As of December 31, 2005, we had no options issued and outstanding. See “Management - Stock Incentive Plan and Stock Bonus Plan.”

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law

Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our amended and restated certificate of incorporation and bylaws, as applicable, among other things:

•
provide for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. The provision for a classified board will have the effect of making it more difficult for stockholders to change the composition of our board;

•
provide that special meetings of stockholders can be called by the chairman of the board of directors, the president, the board of directors or by a majority of the stockholders. In addition, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board of directors, the president or any such stockholder;

•
provide for an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•
eliminate cumulative voting in the election of directors. Under cumulative voting, a minority of stockholders holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum; and

•
allow us to issue up to 25,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, this issuance could have the effect of decreasing the market price of the common stock, as well as having the anti-takeover effects discussed above.

We are subject to Nevada Revised Statutes 78.438, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a Nevada corporation for three years following the date these persons become interested stockholders. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

The provisions of Nevada law, our amended and restated articles of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

Our common stock is not listed on any stock exchange. The common stock is traded over-the-counter on the Over-the-Counter Electronic Bulletin Board under the symbol “AGTA”. From the date of the change in control of our company on August 25, 2006 to the present, there has been no active trading market for our common stock. As of August 4, 2006, there were approximately 37 stockholders of record of our common stock and no preferred stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Nevada Agency and Trust Company. Its address is 50 West Liberty, Suite 880, Reno, Nevada 89501, and its telephone number is (775) 322-0626.

DIVIDEND POLICY

We do not currently intend to pay any cash dividends in the foreseeable future on our Common Stock and, instead, intend to retain earnings, if any, for future operation and expansion. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the share exchange transaction under the Exchange Agreement, we issued 57,666,834 shares of our common stock to the Operating Company Shareholders and certain consultants, and in exchange, the Operating Company Shareholders assigned 100% of the outstanding common stock of the Operating Company to us. The recipients of 4,734,000 of these shares were accredited investors, and securities were issued to them in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) under Regulation D. The other 52,932,834 shares were issued to non-US persons in reliance on an exemption from the registration requirements of the Securities Act under Regulation S. The shares issued have not been registered under the Securities Act or any state securities of “blue sky” laws, and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. As a result of the transactions contemplated under the Exchange Agreement, (1) we acquired the business and operations of the Operating Company, and as a result our principal business activities now consist of the business of the Operating Company, and (2) the Operating Company Shareholders now hold approximately 83.5% of our issued and outstanding stock.

Item 5.01  Changes in Control of Registrant.

On the Closing Date of the Exchange Agreement, we acquired the Operating Company by issuing 57,666,834 shares of our common stock (the “Argenta Shares”) to the Operating Company Shareholders and consultants, and in exchange, the Operating Company Shareholders assigned 100% of the outstanding common stock of the Operating Company to Argenta. As a result of the transactions contemplated under the Exchange Agreement, (1) we acquired the business and operations of the Operating Company, and as a result our principal business activities now consist of the business of the Operating Company, and (2) the Operating Company Shareholders now hold approximately 83.5% of our issued and outstanding stock.

Immediately prior to the closing of the share exchange transaction, there were a total of 9,000,000 shares of our common stock issued and outstanding, 50% of which were held by the Operating Company Shareholders. After giving effect to the share exchange transaction, there are a total of 66,666,834 shares of our common stock issued and outstanding, 83.5% of which are held by the Operating Company Shareholders.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Resignation of Directors

On November 13, the company filed a Schedule 14f-1 to announce a change in control of the board of directors. Effective ten days after the filing of the Schedule 14f-1, the following persons will have resigned as directors of the Company:

Douglas Levell
Joann Hilton

(b) Resignation of Officers

None.

(c) Appointment of Directors

On November 13, the company filed a Schedule 14f-1 to announce a change in control of the board of directors. Effective ten days after the filing of the Schedule 14f-1, the following persons will have effectively taken office as members of the Board of Directors:

Shiming Wang
Ziyuan Lu
Kanming Wang
Nairang Liu
Genrong Qu

(d) Appointment of Officers

Effective November 10, 2006, Ziyuan Lu was appointed as Chief Financial Officer and Secretary of the Company.

Descriptions of the newly appointed directors and officers can be found in Item 2.01 above, in the section titled “MANAGEMENT - Current Management.”

Item 9.01     Financial Statement and Exhibits.

(a) Financial Statements of the Business Acquired

INTRODUCTORY NOTE REGARDING PARTIES IN FINANCIAL STATEMENTS

Shiming (Cayman) Co., Ltd., a Cayman Islands Exempted Company (“Operating Company”), became our wholly-owned subsidiary effective November 10, 2006. We (i.e., Argenta Systems, Inc., a Nevada corporation) entered into an Agreement and Plan of Share Exchange dated August 25, 2006 (“Exchange Agreement”) by and among certain of our significant shareholders, the Operating Company, and the Operating Company Shareholders. Under the Exchange Agreement, we issued shares of our common stock (the “Company Shares”) to the Operating Company Shareholders in exchange for 100% of the common stock of the Operating Company. As a result of this transaction, the Operating Company Shareholders obtained shares comprising 83.5% of our issued and outstanding common stock, the Operating Company became our wholly-owned subsidiary, and our principal business now consists of the business of the Operating Company.

A copy of the Exchange Agreement has been filed as Exhibit 2.1 to our current report on Form 8-K filed August 31, 2006, and is available on the SEC’s website at www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Shiming (Cayman) Co., Ltd. and Subsidiaries

I have audited the accompanying consolidated balance sheets of Shiming (Cayman) Co., Ltd. and Subsidiaries (“Company”) as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2005. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shiming (Cayman) Co., Ltd. as of December 31, 2004 and 2005 and the results of its consolidated operations and its consolidated cash flows for the years then ended December 31, 2004 and 2005 in conformity with accounting principles generally accepted in the United States of America.

E. Randall Gruber, CPA, PC
Certified Public Accountant
Lake Saint Louis, Missouri 63367
May 26, 2006

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2005
(In United States dollars)

			DECEMBER 31,
	Note(s)		2004	2005
			US$’000	US$’000
ASSETS
CURRENT ASSETS
Cash and cash equivalents			167	551
Accounts receivable			2,730	1,723
Prepayments, deposits and other receivables
Related parties	12		5,470	617
Third parties			161	414
Short-term investment	3		2,466	12,030

Total current assets			10,994	15,335

PROPERTY, PLANT AND EQUIPMENT, NET	4		5,248	3,937

LOAN TO STOCKHOLDER	12		2,854	—

INTANGIBLE ASSETS, NET	5		6,374	5,295

TOTAL ASSETS			25,470	24,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accruals and other payables
Related parties	12		3,756	349
Third parties	6		299	286
Deferred revenue	7		79	26
Short-term loans	9		37	37

Total current liabilities			4,171	698

LONG-TERM LIABILITIES
Long-term loans	9		222	185

COMMITMENT AND CONTINGENCIES	14

STOCKHOLDERS’ EQUITY
Paid-in registered capital			1	1
Additional paid-in capital			15,163	15,163
Less - Capital subscribed			(1)	(1)
Statutory surplus reserve fund	2(o	)	1,048	1,439
Retained earnings			4,865	7,081

Total stockholders’ equity			21,077	23,684

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY			25,470	24,567

The accompanying notes are an integral part of these financial statements.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2004 and 2005
(In United States dollars)

			YEAR ENDED DECEMBER 31,
	Note(s)		2004	2005
			US$’000 (Except	US$’000 (Except
			per share data)	per share data)

NET REVENUE			11,285	12,260

COST OF REVENUE - RELATED PARTIES	12		(2,701)	(3,432)
SALES DISCOUNT			—	(3,343)

GROSS PROFIT			8,584	5,485

OPERATING EXPENSES:
Selling expenses			(2,821)	—
General and administrative expenses			(1,720)	(3,071)

TOTAL OPERATING EXPENSES			(4,541)	(3,071)
OTHER INCOME			2	3

INCOME FROM OPERATIONS			4,045	2,417

NON-OPERATING INCOME			61	201

INTEREST EXPENSE			(12)	(12)

INCOME BEFORE INCOME TAX			4,094	2,606

INCOME TAX	10		—	—

NET INCOME			4,094	2,606

NUMBER OF SHARES			87,634	116,000

EARNINGS PER SHARE	2(m	)

Basic			0.04	0.02

The accompanying notes are an integral part of these financial statements.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the year ended December 31, 2004 and 2005
(In United States dollars)

	NUMBER OF SHARES	PAID-IN REGISTERED CAPITAL		ADDITIONAL PAID-IN CAPITAL	STATUTORY SURPLUS RESERVE FUND	CAPITAL SUBSCRIBED	RETAINED EARNINGS	TOTAL STOCKHOLDERS' EQUITY
		RMB’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Balance, January 1, 2004	58,000	58,000	7,152	3	434	—	1,385	8,974
Issue of shares	58,000	58,000	7,152	858	—	—	—	8,010
Capital stock issued by parent to acquire subsidiary	1,160,000	8	1			(1)
Subsidiary capital to paid-in capital	(116,000)	(116,000)	(14,304)	14,304
					—	—	—
Transfer	—	—	—	—	614	—	(614)	—
	—	—	—	—	—		—
Net income	—	—	—	—	—		4,094	4,094

Balance, December 31, 2004	,1,160,,000	8	1	15,165	1,048	(1)	4,865	21,078

	—	—	—	—	—
Transfer	—	—	—	—	391		(391)
Net income	—	—	—	—	—	—	2,606	2,606

Balance, December 31, 2005	1,160,000	8	1	15,165	1,439	(1)	7,081	23,684

The accompanying notes are an integral part of these financial statements.

SHIMING (CAYMAN) CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2004 and 2005
(In United States dollars)
	YEAR ENDED DECEMBER 31,
	2004	2005
	US$’000	US$’000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	4,094	2,606
Adjustments to reconcile net income to net cash generated from operating activities
Amortization of intangible assets	85	124
Written-off of intangible asset	—	954
Depreciation	1,297	1,314
Changes in operating assets and liabilities
Decrease in accounts receivable	1,044	1,006
(Increase)/decrease in deposits, prepayments and other receivables
Related parties	(3,673)	4,853
Third parties	(45)	(253)
Increase/(decrease) in accrued liabilities and other payables
Related parties	2,374	(3,407)
Third parties	24	(12)
(Decrease) in deferred revenue	(53)	(53)
Net cash generated from operating activities	5,147	7,132

CASH FLOWS FROM INVESTING ACTIVITES
Acquisition of property and equipment	(527)	(2)
Acquisition of intangible assets	(6,212)	—
Acquisition of short-term investment	(2,466)	(9,563)
Loan to/(repaid from) a stockholder	(2,854)	2,854
Net cash used in investing activities	(12,059)	(6,711)

CASH FLOWS FROM FINANCING ACTIVITES
Dividends paid	(1,073)	—
Repayment of long-term loan	(37)	(37)
Issue of shares	8,010	—
Net cash provided by/(used in) financing activities	6,900	(37)

Net increase/(decrease) in cash and cash equivalents	(12)	384
Cash and cash equivalents at beginning of year	179	167
Cash and cash equivalents at end of year	167	551

SUPPLEMENTAL INFORMATION:
Income tax paid	—	—
Interest paid	12	12

PARTIAL CASH PAID FOR INVESTING ACTIVITIES:
Cash paid for acquisition of intangible assets
Total acquisition	6,459	—
Increase in accrued liabilities and other payables - third parties	247	—
	6,212	—

The accompanying notes are an integral part of these financial statements.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

Shiming (Cayman) Co., Ltd. (the Company) was established as an Exempted Company incorporated in the Cayman Islands with limited liability on November 18, 2004.

2. Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the accounts of Shiming (Cayman) Co., Ltd. and its wholly owned subsidiary Shiming Science and Technology Joint Stock Company Limited. All material intercompany balances and transactions have been eliminated from the consolidated financial statements. Shiming Science and Technology Joint Stock Company Limited is a consumer electronics company, with a particular focus on the development and manufacture of competitively-priced liquid crystal display (LCD) products, including high-definition TVs (HDTV) and computer monitors.

(b) Use of Estimates

In preparing consolidated financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Significant estimates include depreciation. Actual results could differ from those estimates.

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2004 and 2005, the Company did not have any cash equivalents.

(d) Short-term Investment

The Company classifies its short-term investment as held-to-maturity debt securities and is measured at amortized cost (which approximates fair value) with interest and realized gains and losses, if any, reported in non-operating income in the income statement.

(e) Allowance for Doubtful Accounts

The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. There was no allowance for doubtful accounts as of December 31, 2004 and 2005.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(f) Property, Plant and Equipment

Property, plant and equipment is stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets, except for leasehold properties, which are depreciated over the terms of their related leases or their estimated useful lives, whichever is less. Expenditure for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized.

The estimated useful lives are as follows:

Leasehold property - Office	37 years
Leasehold property - Quarters	44 years
Leasehold improvements	5 years
Computer equipment	3 years
Furniture & Fixture	5 years
Testing equipment	5 years
Office equipment	5 years
Motor vehicle	5 years

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the statement of operations.

(g) Intangible Assets

Intangible assets consist of land use right and technology know-how and are amortized using the straight-line method over their estimated useful life of 44 years and 5 years, respectively.

(h) Impairment of Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", the Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. If indicators of impairment exist and if the value of the assets is impaired, an impairment loss would be recognized. As of December 31, 2004 and 2005, no impairment loss has been recognized.

(i) Income Taxes

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(j) Revenue Recognition

Revenue from goods sold is recognized when title has passed to the purchaser, which generally is at the time of delivery.

(k) Foreign Currency Transactions

The Company’s functional currency is Renminbi (“RMB”) and its reporting currency is U.S. dollars. The Company’s consolidated, balance sheet accounts are translated into U.S. dollars at the year-end exchange rates and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the periods in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred. The translation and transaction gains and losses were immaterial for the years ended December 31, 2004 and 2005.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

(l) Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Values of Financial Instruments”, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts and other receivables, accounts payable, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations. The carrying amounts of long-term loans approximate fair value as the interest on these loans is minimal.

(m) Earnings Per Share

Basic earnings per share is computed by dividing the earnings for the year by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other potential common stock, including stock options and warrants, in the weighted average number of common shares outstanding for a period, if dilutive.

(n) Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments. These transactions are deemed immaterial for the years presented.

(o) Profit Appropriation

In accordance with PRC regulations, the Company is required to make appropriations to the statutory surplus reserve and statutory public welfare fund, based on after-tax net income determined in accordance with PRC GAAP. They are non-distributable other than in liquidation.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net income determined in accordance with  PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. The profit appropriations made to the statutory surplus reserve fund for the years ended December 31, 2004 and 2005 amounted to approximately $409,000 and $261,000, respectively.

Appropriations to the statutory public welfare fund are made on the same basis as statutory surplus fund, at 5% and are generally optional at the discretion of the Board of Directors. The profit appropriations made to the statutory public welfare fund for each of the years ended December 31, 2004 and 2005 amounted to approximately $205,000 and $130,000, respectively.

3. Short-term Investment, at cost

The short-term investment have a fixed return of 3.5% per annum and will mature on August 30, 2006, September 29, 2006, November 25, 2006 and November 29, 2006, respectively.

4. Property, Plant and Equipment, net

	DECEMBER 31,
	2004	2005
	US$’000	US$’000
Cost
Leasehold properties	927	927
Leasehold improvements	21	21
Furniture & Fixtures	11	11
Testing Equipment	6,221	6,221
Office Equipment	81	84
Computer Equipment	15	15
Motor vehicle	99	99

	7,375	7,378
Accumulated depreciation
Leasehold properties	49	72
Leasehold improvements	—	7
Furniture & Fixtures	1	3
Testing Equipment	2,016	3,260
Office Equipment	33	50
Computer Equipment	13	14
Motor vehicle	15	35

	2,127	3,441
Carrying value
Leasehold properties	878	855
Leasehold improvements	21	14
Furniture & Fixtures	10	8
Testing Equipment	4,205	2,961
Office Equipment	48	34
Computer Equipment	2	1
Motor vehicle	84	64

	5,248	3,937

Depreciation expense for each of the years ended December 31, 2004 and 2005 was approximately $1,297,000 and $1,314,000, respectively.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5. Intangible Assets, net

	DECEMBER 31,
	2004	2005
	US$’000	US$’000
Cost
Land use right	5,472	5,472
Technology know-how	987	—

	6,459	5,472
Accumulated depreciation
Land use right	52	177
Technology know-how	33	-

	85	177
Carrying value
Land use right	5,420	5,295
Technology know-how	954	—

	6,374	5,295

Amortization expense for each of the years ended December 31, 2004 and 2005 amounted to approximately $85,000 and $177,000 respectively. The weighted average amortization periods of land use right and technology know-how are 44 years and 5 years, respectively. The Company write-off the technology know-how in 2005, no amortization expenses incurred during the year. The estimated amortization expenses for the five years ending December 31, 2006, 2007, 2008, 2009 and 2010 amounts to approximately $124,000, $124,000, $124,000, $124,000 and $124,000, respectively.

6. Accruals and Other Payables - Third Parties

Accrued liabilities and other payables - third parties are summarized as follows:

	DECEMBER 31,
	2004	2005
	US$’000	US$’000

Technology know-how payable	247	—
Professional fees for listing	—	193
Others	52	93
	299	286

7. Deferred revenue

It represents rental income received in advance for a sub-leasing arrangement of land located in Xi’an, PRC. The lease period is from July 9, 2003 to July 8, 2006. The rental income is recorded on a straight-line basis over the term of the sub-lease (See Note 14).

8. Dividend payable

The dividend of $0.02 (RMB0.15) per share was proposed by the directors in 2003 and paid during 2004.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9. Short-term / Long-term loans

	DECEMBER 31,
	2004	2005
	US$’000	US$’000

Long-term loans	259	222
Less - current portion	(37)	(37)
	222	185

The loans are unsecured, bear interest at 0.26% per month and are repayable monthly from April 26, 2002 to April 26, 2012.

Further minimum principal payments under the long-term loans as of December 31, 2005 are as follows:

US$’000

2006	37
2007	37
2008	37
2009	37
2010-2012	74
222

10. Income Taxes

The Company is subject to PRC Income Tax. Pursuant to the PRC Income Tax Laws, the prevailing statutory rate of enterprise income tax is 33% (30% national income tax plus 3% local income tax).

Pursuant to the relevant laws and regulations in the PRC, the Company is entitled to an exemption from PRC income tax starting from its first profitable year to December 31, 2006.

A reconciliation between taxes computed at the statutory rate of 33% and the Company’s effective tax rate is as follows:

	DECEMBER 31,
	2004	2005
	US$’000	US$’000

Income before income tax	4,094	2,606
Income tax on pretax income at statutory rate	1,351	860
Tax effect of exemptions	(1,351)	(860)
	—	—

The Company is also subject to value-added tax (“VAT”). Pursuant to a document obtained from Tax Bureau in Xian, the Company is entitled to an exemption from VAT for sales transactions incurred before December 31, 2005. The exemption applied to 2003, 2004 and 2005. The tax liabilities for the mentioned periods were borne by its customers.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11. Retirement and Welfare Benefits

The Company has no retirement plans or post-employment benefit for its employees.

12. Related Party Transactions

As of December 31, 2004 and 2005, the Company has the following balances with related parties:

(a)	Bai Yun Long, Liu Xin She, Li Xin Ming and Wang Shi Ming are stockholders of the Company.
(b)	Boaji Lufeng Co., Ltd. (“Boaji Lufeng”), Wang Shi Ming is also an owner of Boaji Lufeng.
(c)	Xi’an Qinya Commodity Chemical Industry Co., Ltd. (“Xi’an Qinya”), Wang En Huai, a director and stockholder of the Company is also a director of Xi’an Qinya.
(d)	Xi’an Nonferrous Metal Smelting and Processing Factory (“Xi’an Nonferrous Metal”), Wang Shi Ming is also a stockholder of Xi’an Nonferrous Metal.
(e)	Shenzhen Yaxun Science & Technology Co., Ltd. (“Yaxun”), a supplier of the Company. Wang Shi Ming is also a stockholder of Yaxun.
(f)	Shaanxi Shiming Nonferrous Metal Smelting Co. Ltd. (“Shiming Nonferrous”), a stockholder of the Company.
(g)	Other receivables and payables.

	DECEMBER 31,
	2004	2005
	US$’000	US$’000
Other receivables
Bai Yun Long	1	—
Boaji Lufeng	321	—
Li Xin Ming	—	1
Liu Xin She	1	1
Xi’an Qinya	830	—
Xi’an Nonferrous Metal	105	—
Yaxun	4,212	615
	5,470	617

Other payables
Shiming Nonferrous	1,896	—
Wang Shi Ming	1,860	349
	3,756	349

The receivables and payables have no stated terms for repayment and are not interest bearing.

Pursuant to an agreement dated November 4, 2005, the amount due from Yaxun of $3,756,000 was offset against the amount due to Shiming Nonferrous of $1,896,000 and Wang Shi Ming of $1,860,000. Yaxun repaid the remaining outstanding balance to the Company in November 2005.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12. Related Party Transactions (continued)

(h)	Loan to a stockholder

	2004	2005
	US$’000	US$’000

Loan to Shiming Nonferrous	2,854	—

The loan to Shiming Nonferrous bears interest at 5.8% per annum and is repayable on December 28, 2006. Shiming Nonferrous repaid the loan in November 2005.

(i)	Purchases during the year

	2004	2005
	US$’000	US$’000

Purchase from Yaxun	2,701	3,432

(j)	During the year ended December 31, 2004, the Company acquired a land use right of $5,472,000 and properties of $370,000 from Shiming Nonferrous.

13. Concentrations and Credit Risk

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.

At December 31, 2004 and 2005, the Company had credit risk exposure of uninsured cash in banks of approximately $167,000 and $551,000, respectively.

A substantial portion of revenue was generated from two customers for the years ended 31 December 2004 and 2005. For the year ended December 31, 2004, these two customers accounted for approximately $5,151,000 (46%) and $6,134,000 (54%) of total sales, respectively. For the year ended December 31, 2005, these two customers accounted for approximately $6,921,000 (56%) and $5,339,000 (44%) of total sales, respectively.

At December 31, 2004, these two customers accounted for 39% and 45% of accounts receivable, respectively. At December 31, 2005, these two customers accounted for 87% and 13% of accounts receivable, respectively.

The Company does not require collateral to support financial instruments that are subject to credit risk.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14. Commitments and Contingencies

As of December 31, 2004, the Company leased land under an operating lease agreement expiring in 2013.

Rental expenses for the years ended December 31, 2003, 2004 and 2005 amounted to $28,000, $43,000 and $43,000, respectively and are included in general and administrative expenses on the statement of operations.

The leased land above was sub-leased to a third party with rental income of $158,000 for 3 years. The rental income was received by the Company and credited to the statement of operations over the sub-lease term (See Note 7). Rental income for the year ended December 31, 2004 and 2005 amount to $53,000 and $53,000, respectively.

The future minimum lease payments under the above-mentioned lease as of December 31, 2005 are as follows:

Year ending December 31,	US$’000

2006	43
2007	43
2008	43
2009 2010-2013	43 144
316

As of December 2004 and 2005, the Company did not have any contingent liabilities.

15. Subsequent Events

The Company signed a tenancy agreement with an un-related third party in Shenzhen for the period from February 6, 2006 to February 6, 2009 for the production of the LCD monitors.

On August 25, 2006, Argenta Systems, Inc. a Nevada corporation (“Argenta”) completed a share exchange with significant stockholders of Argenta, Shiming (Cayman) Co., Ltd,, and each of the shareholders of Shiming (Cayman) Co., Ltd. When the closing of the share exchange occurs, Argenta will acquire Shiming (Cayman) Co., Ltd. by issuing 57,666,834 of its common stock for 100% of the shareholders outstanding common stock of Shiming (Cayman) Co., Ltd. The transaction is deemed to be a reverse acquisition, where “Argenta” is condidered the accounting acquiree, and Shiming (Cayman) Co., Ltd. is considered the accounting acquirer. The consolidated financial statements of the combined entity will be those of Shiming (Cayman) Co., Ltd. with the assets and liabilities and revenues and expenses of Argenta being included effective from the dte of consummation of the Exchange Transaction. Argenta is deemed to be a continuation of the business of the operating company Shiming (Cayman) Co., Ltd.

On January 18, 2006, the Company formed a new wholly owned subsidiary, Shiming (Xian) Enterprise Management Consulting Co., Ltd.

16.  Variable Interest Entities

In January, 2003, the Financial Accounting Standards Board (FASB) issued Interpretation 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 151(FIN 46). In December, 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities (VIE s) and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

FIN 46 requires a VIE to be consolidated by the party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) that will absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no other variable interests absorb a majority of the VIE’s losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrilling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

FIN 46 was effective immediately for VIEs created after January 31, 2003. For VIEs created before January 31, 2003, the provisions of FIN 46, as revised, were adopted as of March 31, 2004. The adoption of FIN 46 did not have significant effect on the Company’s financial statements.

On March 29, 2006, the Company and its wholly owned subsidiary, Shiming Science and Technology Joint Stock Company Ltd. formed a new company, Shenzhen Seathan Technology Co., Ltd. The Company owns 30% of the new company, and Shiming Science and Technology Joint Stock Company Limited owns 70% of the new company. Upon the adoption of FIN 46, the Company will consolidate Shenzhen Seathan Technology Co. Ltd., since it was determined to be a variable interest entity and the Company is its primary beneficiary.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
As of June 30, 2005 and 2006
Asset
(In United States dollars)

		JUNE 30,
	Note(s)	2005	2006
		US$’000	US$’000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		3,313	482
Accounts receivable		6,216	4,836
Prepayments, deposits and other receivables
Related parties	3	6,357	193
Third parties		667	791
Short-term investment	4	2,466	12,030

Total current assets		19,019	18,332

PROPERTY, PLANT AND EQUIPMENT, NET	5	4,594	3,296

INTANGIBLE ASSETS, NET	6	6,213	5,233

TOTAL ASSETS		29,826	26,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Account Payable		—	6
Deposit from Customer		273	9
Accruals and other payables
Related parties	3	3,852	534
Third parties	7	461	151
Deferred revenue	8	53	—
Short-term loan	9	37	37

Total current liabilities		4,676	737

LONG-TERM LIABILITIES:
Long-term loan	9	203	166

COMMITMENT AND CONTINGENCIES	12

STOCKHOLDERS’ EQUITY:
Paid-in registered capital		1	1
Additional paid-in capital		15,165	15,523
Capital stock subscribed		(1)	(1)
Statutory surplus reserve fund	3	1,628	1,726
Retained earnings		8,154	8,709

Total stockholders’ equity		24,947	25,958

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		29,826	26,861

The accompanying notes are an integral part of these financial statements.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
For the six month periods ending June 30, 2005 and 2006
(In United States dollars)

			PERIOD ENDED JUNE 30,
	Note(s)		2005	2006
			US$’000	US$’000

NET REVENUE			6,921	3,342

COST OF REVENUE - RELATED PARTIES	3		(1,916)	(706)

GROSS PROFIT			5,005	2,636

OPERATING EXPENSES:
Selling expenses			(2)	(17)
General and administrative expenses			(1,198)	(950)

TOTAL OPERATING EXPENSES			(1,200)	(967)

OTHER INCOME			1	2

PROFIT FROM OPERATIONS			3,806	1,671

NON-OPERATING INCOME			69	251

INTEREST EXPENSE			(6)	(6)

PROFIT BEFORE INCOME TAXES			3,869	1,916

INCOME TAX	10		—	—

NET PROFIT			3,869	1,916

NUMBER OF SHARES			1,160	1,160

EARNINGS PER SHARE	2(m	)

Basic			3.335	1.651

The accompanying notes are an integral part of these financial statements.

SHIMING (CAYMAN) CO., LTD. AND SUBSDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)
For the six months periods ended June 30, 2005 and 2006
(In United States dollars)

				CAPITAL
		ADDITIONAL	STATUTORY	STOCK		TOTAL
	REGISTERED	PAID-IN	SURPLUS	SUB-	RETAINED	STOCKHOLDERS’
	CAPITAL	CAPITAL	RESERVE	SCRIBED	EARNINGS	EQUITY
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Balance, January 1, 2005	1	15,165	1,048	(1)	4,865	21,078

Transfer	—	—	580	—	(580)	—
Net income	—	—	—	—	3,869	3,869

Balance, June 30, 2005	1	15,165	1,628	(1)	8,154	24,947

Transfer	—	—	(189)	—	189	—
Net loss	—	—	—	—	(1,263)	(1,263)

Balance, December 31, 2005	1	15,165	1,439	(1)	7,080	23,684

Contributed capital		358				358
Transfer	—	—	287	—	(287)	—
Net income	—	—	—	—	1,916	1,916

Balance, June 30, 2006	1	15,523	1,726	(1)	8,709	25,958

The accompanying notes are an integral part of these financial statements.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
For the six month periods ended June 30, 2005 and 2006
(In United States dollars)

	PERIOD ENDED JUNE 30,
	2005	2006
	US$’000	US$’000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit	3,869	1,681
Adjustments to reconcile net income (loss) to net cash generated from operating activities:
Amortization of intangible assets	161	62
Depreciation	655	657
Minority interest	—	593
Changes in operating assets and liabilities:
Increase in accounts receivable	(3,486)	(3,113)
(Increase)/decrease in deposits, prepayments and other receivable:
Related parties	(887)	424
Third parties	(505)	(377)
Increase in account payable	—	6
Increase/(decrease) in accrued liabilities and other payables:
Related parties	96	185
Third parties	162	(135)
(Decrease) in deferred revenue	(26)	(26)
Increase in deposit from customer	273	9

Net cash provided by/(used in) operating activities	312	(34)

CASH FLOWS FROM INVESTING ACTIVITES:
Acquisition of property and equipment	(1)	(16)
Repaid from a stockholder	2,854	—

Net cash provided by/(used in) investing activities	2,853	(16)

CASH FLOWS FROM FINANCING ACTIVITES:
Repayment of long-term loan	(19)	(19)

Net cash (used in) financing activities	(19)	(19)

Cash and cash equivalents:
Net increase in cash and cash equivalents	3,146	(69)
Cash and cash equivalents balance at beginning of period	167	551
Cash and cash equivalents balance at end of period	3,313	482

SUPPLEMENTAL INFORMATION:
Interest paid	6	6
Income taxes paid	—	—

The accompanying notes are an integral part of these financial statements.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. The Company

Shiming (Cayman) Co., Ltd. (the Company) was established as an Exempted Company incorporated in the Cayman Islands with limited liability on November 18, 2004. Details of the Company’s subsidiary (which together with the Company are collectively referred to as the “Group”) and its principal activity as of June 30, 2006 was as follows:

Name	Place of Registration	Percentage of equity interest attributable to the Group	Principal Activity
Shenzhen Seathan Technology Co., Ltd. (“SSTCD”) *	The PRC	100%	Assemble and Sales of LCD monitors
Shiming (Xian) Enterprise Management Consulting Co., Ltd	The PRC	100%	Inactive
Shiming Science and Technology Joint Stock Company Limited	The PRC	100%	Consumer electronics, including high-definition TVs (HDTV) and computer monitors

* On March 29, 2006, the Company and its wholly owned subsidiary, Shiming Science and Technology Joint Stock Company Limited formed a new company. SSTCD is equity joint ventures established in the PRC to be operated for a period of 20 years until March 27, 2026. The Company owns 30% of SSTCD, and Shiming Science and Technology Joint Stock Company Limited owns 70% of the new company. Upon the adoption of Financial Accounting Standards Board (FASB) Interpretation 46, Consolidation of Variable Interest Entities, an interpretation of ARB No., 151 (FIN 46), (see discussion below), the Company will consolidate Shenzhen Seathan Technology Co. Ltd. since it was determined to be a variable interest entity and the Company is its primary beneficiary.

2. Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the accounts of Shiming (Cayman) Co., Ltd. and its wholly owned subsidiaries and variable interest entities. All material intercompany balances and transactions have been eliminated from the consolidated financial statements.

(b) Use of Estimates

In preparing financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Significant estimates include depreciation and allowance for doubtful receivables. Actual results could differ from those estimates.

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of June 30, 2005 and 2006, the Company did not have any cash equivalents.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(d) Short-term Investment

The Company classified its short-term investment as held-to-maturity debt securities and is measured at amortized cost (which approximates fair value) with interest and realized gains and losses, if any, reported in non-operating income in the income statement.

(e) Allowance for Doubtful Accounts

The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. There was no allowance for doubtful accounts as of June 30, 2005 or 2006.

(f) Property, Plant and Equipment

Property, plant and equipment is stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets, except for leasehold properties, which are depreciated over their useful lives or the terms of their related leases, whichever is less. Expenditure for maintenance and repairs, which does not improve or extend the expected useful life of the assets, is expensed to operations while major repairs are capitalized.

The estimated useful lives are as follows:

Leasehold property - Office	37 years
Leasehold property - Quarters	44 years
Leasehold improvements	5 years
Computer equipment	3 years
Furniture & Fixture	5 years
Testing equipment	5 years
Office equipment	5 years
Motor vehicle	5 years

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the statement of operations and comprehensive income.

(g) Intangible Assets

Intangible assets consist of land use right and technology know-how and are amortized using the straight-line method over their estimated useful life of 44 years and 5 years respectively.

(h) Impairment of Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", the Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. If indicators of impairment exist and if the value of the assets is impaired, an impairment loss would be recognized. As of June 30, 2005 and 2006, no impairment loss has been recognized.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(i) Income Taxes

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j) Revenue Recognition

Revenue from goods sold is recognized when title has passed to the purchaser, which generally is at the time of delivery.

(k) Foreign Currency Transactions

The Company’s functional currency is Renminbi (“RMB”) and its reporting currency is U.S. dollars. The Company’s balance sheet accounts are translated into U.S. dollars at the year-end exchange rates and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the periods in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in owners’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred. The translation and transaction gains and losses were immaterial for the periods ended June 30, 2005 and 2006

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

(l) Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Values of Financial Instruments”, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts and other receivables, accounts payable, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations.

(m) Earnings Per Share

Basic earnings per share is computed by dividing the earning for the year by the weighted average number of common shares outstanding for the period.

(n) Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments. These transactions are deemed immaterial for the periods presented.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(o) Profit Appropriation
In accordance with PRC regulations, the company is required to make appropriations the statutory surplus reserve and statutory public welfare fund, based on after-tax net income determined in accordance with PRC GAAP. They are non-distributable other than in liquidation.

Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. The profit appropriations made to the statutory surplus reserve fund for the periods ended June 30, 2005 and 2006 was approximately $387,000 and $192,000 respectively.

3. Related Party Transactions
As of June 30, 2005 and 2006, the Company has the following balances with related parties:-

(a)	Bai Yun Long, Liu Xin She, Li Xin Ming and Wang Shi Ming are stockholders of the company.
(b)	Boaji Lufeng Co., Ltd. (“Boaji Lufeng”), Wang Shi Ming is also an owner of Boaji Lufeng.
(c)	Xi’an Qinya Commodity Chemical Industry Co., Ltd. (“Xi’an Qinya”), Wang En Huai, a director and stockholder of the company is also a director of Xi’an Qinya.
(d)	Xi’an Nonferrous Metal Smelting and Processing Factory (“Xi’an Nonferrous Metal”), Wang Shi Ming is also a stockholder of Xi’an Nonferrous Metal.
(e)	Shenzhen Yaxun Science & Technology Co., Ltd. (“Yaxun”), a supplier of the Company. Wang Shi Ming is also a stockholders of Yaxun.
(f)	Shaanxi Shiming Nonferrous Metal Smelting Co. Ltd (“Shiming Nonferrous”), a stockholder of the Company.
(g)	Shiming (Cayman) Co. Ltd. (“Shiming”), a shareholder of the subsidiary.
(h)	Other receivables and payables

	JUNE 30,
	2005	2006
	US$’000	US$’000
Other receivables:
Wang Shi Ming	—	11
Bai Yun Long	—	—
Boaji Lvfeng	321	—
Liu Xin She	1	2
Xi’an Qinya	604	—
Xi’an Nonferrous Metal	107	—
Yaxun	5,324	—
Shiming		180
	6,357	193

Other payable
Shiming Nonferrous	1,896	—
Wang Shi Ming	1,956	534

	3,852	534

The receivables and payables have no stated terms for repayment and are not interest bearing.

Pursuant to an agreement dated November 4, 2005 the amount due from Yaxun of US$3,852,000 was offset against the amount due to Shiming Nonferrous of US$1,896,000 and Shiming Wang of US$1,956,000. Yaxun repaid the remaining outstanding balance to the Company in November 2005.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited))

3. Related Party Transactions (continued)

(h) Purchases during the year

	JUNE 30,
	2005	2006
	US$’000	US$’000

Purchase from Yaxun	1,916	614

4. Short-term Investment

The short-term investment have a fixed return of 3.5% per annum and will mature on August 30, 2006, September 29, 2006, November 25,2006 and November 29, 2006, respectively.

5. Property, Plant and Equipment, net

	JUNE 30,
	2005	2006
	US$’000	US$’000
Cost
Leasehold properties	927	927
Leasehold improvements	21	21
Furniture & Fixtures	11	13
Testing Equipment	6,221	6,221
Warehouse Equipment	—	12
Office Equipment	82	84
Computer Equipment	15	16
Motor vehicle	99	99

	7,376	7,393
Accumulated depreciation
Leasehold properties	60	84
Leasehold improvements	2	10
Furniture & Fixtures	2	4
Testing Equipment	2,638	3,883
Warehouse Equipment	—	—
Office Equipment	41	58
Computer Equipment	14	14
Motor vehicle	25	44

	2,782	4,097
Carrying value
Leasehold properties	867	843
Leasehold improvements	19	11
Furniture & Fixtures	9	9
Testing Equipment	3,583	2,338
Warehouse Equipment	—	12
Office Equipment	41	26
Computer Equipment	1	2
Motor vehicle	74	55

	4,594	3,296

Depreciation expense for each of the periods ended June 30, 2005 and 2006 was approximately US$655,000 and US$657,000, respectively.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Intangible Assets, net

	JUNE 30,
	2005	2006
	US$’000	US$’000
Cost
Land use right	5,472	5,472
Technologies know-how	987	—

	6,459	5,472
Accumulated depreciation
Land use right	114	239
Technologies know-how	132	—

	246	239
Carrying value
Land use right	5,358	5,233
Technologies know-how	855	—

	6,213	5,233

Amortization expense for each of the periods ended June 30, 2005 and 2006 was approximately US$161,000 and US$62,000, respectively. The weighted average amortization period of land use right and technology know-how are 44 years and 5 years respectively. The Company write-off the technology know-how in 2005, no amortization expenses incurred during the period ended June 30, 2006. The estimated amortization expenses for the five period ending June 30, 2007, 2008, 2009, 2010 and 2011 amounts to approximately US$62,000, US$62,000, US$62,000, US$62,000 and US$62,000 respectively.

7. Accruals and Other Payables - Third Parties

Accrued liabilities and other payables - third parties are summarized as follows:

	JUNE 30,
	2005	2006
	US$’000	US$’000

Accrued operating expenses:
Technology know-how	247	—
Professional fees for listing	194	54
Others	20	95
Cash advanced from staffs	—	2
	461	151

8. Deferred revenue

It represents rental income received in advance for a sub-leasing arrangement of land located in Xi’an, PRC. The lease period is from July 9, 2003 to June 8, 2006. The rental income is recorded on a straight-line basis over the term of the sub-lease (See Note 12).

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. Short-term / Long-term loan

	JUNE 30,
	2005	2006
	US$’000	US$’000

Long-term loans	240	203
Less - current portion	(37)	(37)
	203	166

The loans are unsecured, bear interest at 0.26% per month and are repayable monthly from April 26, 2002 to April 26, 2012.

10. Income Taxes

The Company and its subsidiary are subject to PRC Income Taxes on an entity basis on income arising in, or derived from the tax jurisdiction in which they operate. The company is subject to the PRC income tax at a rate 33% (30% national income tax plus 3% local income tax).

Pursuant to the relevant laws and regulations in the PRC, the Company and its Subsidiary are entitled to an exemption from PRC income tax for two years starting from its first profitable year. The Company exemption applied to 2005 to 2006 and the Subsidiary (SSTCD) exemption applied to 2006 to 2007. The Subsidiary is also entitled to three years of 50% exemption after the expiration of the two years of full exemption. The 50% exemption applies to 2008 to 2010

A reconciliation between taxes computed at the statutory rate of 33% and the Company’s effective tax rate is as follows:

	JUNE 30,
	2005	2006
	US$’000	US$’000

Income before income tax	3,870	1,989

Income tax on pretax income at statutory rate	1,277	656
Tax effect of exemptions	(1,277)	(656)

	—	—

The Company is also subject to value-added tax (“VAT”). Pursuant to the document obtained from Tax Bureau in Xi’an, the Company is entitled to an exemption from VAT for sales transactions incurred before December 31, 2005. The exemption applied to 2003, 2004, 2005 and 2006. The tax liabilities for the mentioned periods were borne by its customers.

11. Retirement and Welfare Benefits

The Company has no retirement plans or post-employment benefit for its employees.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

12. Commitments and Contingencies

As of June 2005 and 2006, the Company leased land under a operating lease agreement expiring in 2013

The future minimum lease payments under the above-mentioned leases as of June 30, 2005 and 2006 are as follows:-

June 30, 2006
Year	US$’000

2007	43
2008	43
2009	43
2010	43
2011-2013	122

294

As of June 2005 and 2006, the Company did not have any contingent liabilities.

13. Concentrations and Credit Risk

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, accounts and notes receivable.

A substantial portion of revenue was generated from a few customers for the periods ended 30 June, 2005 and 2006. For the period ended June 30, 2005, two customers accounted for approximately $3,856,000 (56%) and $3,065,000 (44%) of total sales, respectively. For the period ended June 30, 2006, three customers accounted for approximately $2,274,000 (68%), $773,000 (23%) and $295,000 (9%) of total sales, respectively.

At June 30, 2005 and 2006, these customers accounted for 53% and 100% of net accounts receivable, respectively. The accounts had repayment terms of one to nine months.

The Company does not require collateral to support financial instruments that are subject to credit risk.

14. Subsequent Events

On August 25, 2006, Argenta Systems, Inc. a Nevada corporation (“Argenta”) completed a share exchange with significant stockholders of Argenta, Shiming (Cayman) Co., Ltd., and each of the shareholders of Shiming (Cayman) Co., Ltd. When the closing of the share exchange occurs, Argenta will acquire Shiming (Cayman) Co., Ltd. by issuing 57,666,834 of its common stock for 100% of the shareholders outstanding common stock of Shiming (Cayman) Co., Ltd. The transaction is deemed to be a reverse acquisition, where “Argenta” is considered the accounting acquiree, and Shiming (Cayman) Co., Ltd. is considered the accounting acquirer. The consolidated financial statements of the combined entity will be those of Shiming (Cayman) Co., Ltd. with the assets and liabilities and revenues and expenses of Argenta being included effective from the date of consummation of the Exchange Transaction. Argental is deemed to be a continuation of the business of the operating company, Shiming (Cayman) Co., Ltd.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

15. Variable Interest Entities

In January, 2003, the Financial Accounting Standards Board (FASB) issued Interpretation 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 151(FIN 46). In December, 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities and determining when a company should include the assets, liabilities, interests and results of activities of a VIE in its consolidated financial statements.

In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

FIN 46 requires a VIE to be consolidated by the party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) that will absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no other variable interests absorb a majority of the VIE’s losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

FIN 46 was effective immediately for VIEs created after January 31, 2003. For VIEs created before January 31, 2003, the provisions of FIN 46, as revised, were adopted as of March 31, 2004.

The Company owns 30% of Shenzhen Seathan Technology Co. Ltd and Shiming Science and Technology Joint Stock Company Limited owns 70% of the new company. Upon the adoption of FIN 46, the Company will consolidate Shenzhen Seathan Technology Co. Ltd since it was determined to be a variable interest entity and the Company is its primary beneficiary.

Pro Forma Financial Information

INDEX TO PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Statements (Introductory Note)	F-31
Unaudited Pro Forma Combined Balance Sheet as of June 30, 2006	F-32
Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 2006	F-34
Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2005	F-35
Notes to Unaudited Pro Forma Combined Financial Statements	F-36

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of our acquisition of Shiming (Cayman) Co., Ltd. (“Shiming Cayman”) under the Agreement and Plan of Share Exchange which was closed on November 10, 2006 (“Exchange Transaction”) on our historical financial position and our results of operations. We have derived Shiming Cayman’s historical consolidated financial data for the year ended December 31, 2005 from Shiming Cayman’s audited consolidated financial statements, and have derived Shiming Cayman’s historical consolidated financial data as of and for the six months ended June 30, 2006 from Shiming Cayman’s unaudited condensed consolidated financial statements, in each case, which are included elsewhere in this Form 8-K.

The unaudited pro forma combined statements of operations for the year ended December 31, 2005 and the six months ended June 30, 2006 assume that the Exchange Transaction was consummated on January 1, 2005. The unaudited pro forma combined balance sheet as of June 30, 2006 assumes the Exchange Transaction was consummated on that date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Exchange Transaction occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Exchange Transaction.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical consolidated financial statements and related notes of us and Shiming Cayman.

INTRODUCTORY NOTE REGARDING PARTIES IN FINANCIAL STATEMENTS

Shiming (Cayman) Co., Ltd., a Cayman Islands Exempted Company (“Operating Company”), became our wholly-owned subsidiary effective November 9, 2006. We (i.e., Argenta Systems, Inc., a Nevada corporation) entered into an Agreement and Plan of Share Exchange dated August 25, 2006 (“Exchange Agreement”) by and among certain of our significant shareholders, the Operating Company, and the Operating Company Shareholders. Under the Exchange Agreement, we issued shares of our common stock (the “Company Shares”) to the Operating Company Shareholders in exchange for 100% of the common stock of the Operating Company. As a result of this transaction, the Operating Company Shareholders obtained shares comprising 83.5% of our issued and outstanding common stock, the Operating Company became our wholly-owned subsidiary, and our principal business now consists of the business of the Operating Company.

A copy of the Exchange Agreement has been filed as Exhibit 2.1 to our current report on Form 8-K filed August 31, 2006, and is available on the SEC’s website at www.sec.gov.

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
JUNE 30, 2006

	Argenta Systems, Inc.	Shiming (Cayman) Co., Ltd. and Subsidiaries	Pro forma Adjustments	Pro forma
	(Unaudited)	(Unaudited)
	US $,000	US $,000	US $,000	US $,000
ASSETS:

Current assets
Cash and cash equivalents	$—	$482	$—	$482
Accounts receivable	—	4,836	—	4,836
Prepayments, deposits and other receivables:
Related parties	—	193	—	193
Third parties	—	791	—	791
Short-term investment	—	12,030	—	12,030

Total Current Assets	—	18,332	—	18,332

Property, plant and equipment, net	—	3,296	—	3,296
Intangible assets, net	—	5,233	—	5,233

Total Assets	—	26,861	—	26,861

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	17	6	—	23
Deposit from customer	—	9	—	9
Accruals and other payables
Related parties	218	534	—	752
Third parties	—	151	—	151
Short-term loan	—	37	—	37

Total Current Liabilities	$235	$737	$—	$972

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
PRO FORMA COMBINED BALANCE SHEET (UNAUDITED), continued
JUNE 30, 2006

	Argenta Systems, Inc.	Shiming (Cayman) Co., Ltd. and Subsidiaries		Pro forma Adjustments	Pro forma
	US $,000	US $,000		US $,000	US $,000
Long-term Liabilities
Long-term loan	$—	$166		$—	$166

Total Liabilities

Stockholders' Equity
Common stock	9		1	63	72
Additional paid-in capital	41	15,523	1	4,324	19,381
			2	(507)
Donated capital	222				222
Statutory reserves		1,726			1,726
Retained earnings / (losses)	(507)	8,709	1	(4,387)
			2	507	4,322

Total Stockholders' Equity	(235)	25,958		—	25,723

Total Liabilities and Stockholders' Equity	$—	$26,861		$—	$26,861

(1) To give effect of the shares issued by Argenta Systems, Inc. for the reverse acquisition and recapitalization of Shiming (Cayman) Co. Ltd, and Subsidiaries (the accounting acquirer). In exchange, the shareholders of Shiming (Cayman) Co., Ltd. will assign 100% of the outstanding common stock of Shiming (Cayman) Co., Ltd. and will hold approximately 83.5% of the issued stock of Argenta Systems, Inc.

(2) To eliminate the pre-acquisition loss of Argenta Systems, Inc. (the accounting acquiree).

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006

	Argenta Systems, Inc.	Shiming (Cayman) Co., Ltd. and Subsidiaries		Pro forma Adjustments	Pro forma
	US $,000	US $,000		US $,000	US $,000

Revenues	$—	$3,342		$—	$3,342

Cost of goods sold	—	706		—	706

Gross profit	—	2,636		—	2,636

Operating expenses
Selling, general and administrative expenses	47	967	2	(47)	967

Total Operating Expenses	47	967		—	967

Income From Operations	(47)	1,669		—	1,669

Other Income (Expenses), Net	—	247		—	247

Income (Loss) Before Income Taxes		1,916			1,916

Income Taxes	—	—		—	—

Net income	(47)	1,916	2	47	1,916

Basic Earnings (Loss) per Share	$(0.005)				$0.027

Weighted Average Number of Shares Outstanding	9,000,000				71,666,834

(1) To give effect of the shares issued by Argenta Systems, Inc. for the reverse acquisition and recapitalization of Shiming (Cayman) Co. Ltd, and Subsidiaries (the accounting acquirer). In exchange, the shareholders of Shiming (Cayman) Co., Ltd. will assign 100% of the outstanding common stock of Shiming (Cayman) Co., Ltd. and will hold approximately 83.5% of the issued stock of Argenta Systems, Inc.

(2) To eliminate the pre-acquisition loss of Argenta Systems, Inc. (the accounting acquiree).

SHIMING (CAYMAN) CO., LTD. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2005

	Argenta Systems, Inc.	Shiming (Cayman) Co., Ltd. and Subsidiaries		Pro forma Adjustments	Pro forma
	US $,000	US $,000		US $,000	US $,000

Revenues	$—	$8,917		$—	$8,917

Cost of goods sold	—	3,432		—	3,432

Gross profit	—	5,485		—	5,485

Operating expenses
Selling, general and administrative expenses	110	3,071	2	(110)	3,071

Total Operating Expenses	110	3,071		(110)	3,071

Income From Operations	(110)	2,414			2,414

Other Income (Expenses), Net	—	192		—	192

Income (Loss) Before Income Taxes	—	2,606		—	2,606

Income Taxes	—	—		—	—

Net income	(110)	2,606	2	110	2,606

Basic Earnings (Loss) per Share	$(0.012)				$0.036

Weighted Average Number of Shares Outstanding	9,000,000				71,666,834

(1) To give effect of the shares issued by Argenta Systems, Inc. for the reverse acquisition and recapitalization of Shiming (Cayman) Co. Ltd, and Subsidiaries (the accounting acquirer). In exchange, the shareholders of Shiming (Cayman) Co., Ltd. will assign 100% of the outstanding common stock of Shiming (Cayman) Co., Ltd. and will hold approximately 83.5% of the issued stock of Argenta Systems, Inc.

(2) To eliminate the pre-acquisition loss of Argenta Systems, Inc. (the accounting acquiree).

Shiming (Cayman) Co., Ltd. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Financial Statements

June 30, 2006

Note 1 - General

On August 25, 2006, Argenta Systems, Inc., a Nevada corporation (a publicly held corporation) entered into an Agreement and Plan of Share Exchange with certain significant stockholders of Argenta Systems, Inc., Shiming Cayman Co., Ltd., a limited liability company incorporated under the laws of the Cayman Islands, and each of the shareholders of Shiming Cayman Co., Ltd.

On November 9, 2006, the closing date, Argenta Systems, Inc. acquired Shiming Cayman Co., Ltd. by issuing 57,666,834 shares of its’ common stock to the shareholders and consultants of Shiming Cayman Co., Ltd. in exchange for 100% of the outstanding common stock of Shiming Cayman Co., Ltd. As a result of this transaction, Argenta Systems, Inc. acquired the business and operations of Shiming Cayman Co., Ltd., and as a result the business activities of Argenta Systems, Inc. now consist of the design, development and manufacture of liquid crystal display (LCD) products such as computer monitors and televisions.

The shareholders of Shiming Cayman Co., Ltd. now hold approximately 83.5% of the issued and outstanding common stock of Argenta Systems, Inc.

The above transaction has been accounted for as a reverse merger (recapitalization) with Argenta (the legal acquirer)
considered to be the accounting acquiree and Shiming Cayman Co., Ltd. (the legal acquiree) is considered the accounting acquirer.

Note 2 - Summary of Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma consolidated financial statements for the six months ended June 30, 2006 and the year ended December 31, 2005 are as follows:

(1)	To give effect of the shares issued by Argenta Systems, Inc. for the reverse acquisition and recapitalization of Shiming Cayman Co., Ltd. and Subsidiaries (the accounting acquirer).

(2)	To eliminate the pre-acquisition loss of Argenta systems, Inc. (the accounting acquiree).

EXHIBITS

Exhibit Number	Description

2.1	Agreement and Plan of Share Exchange (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed on August 31, 2006)

3.1	Articles of Incorporation, as amended

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed on August 31, 2006)

10.1	Consulting Services Agreement (English translation)

10.2	Operating Agreement (English translation)

10.3	Option Agreement (English translation)

10.4	Equity Pledge Agreement (English translation)

10.5	Proxy and Voting Agreement (English translation)

17.1	Letter of Resignation from Douglas Levell to the Board of Directors

17.2	Letter of Resignation from Joann Hilton to the Board of Directors

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Opinion Letter of Allbright Law Offices regarding Corporate Structure of Shining Group

99.2	Opinion Letter of Allbright Law Offices regarding Proxy and Voting Agreement

99.3	Opinion Letter of Allbright Law Offices regarding Management Agreements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTA SYSTEMS INC.

By:	/s/ Shiming Wang
Shiming Wang
Chief Executive Officer

Dated: November 13, 2006